EXECUTION COPY
STOCK PURCHASE AGREEMENT,

dated as of April 22, 2022,

between

DYNAPOWER HOLDINGS, LLC
and

SENSATA TECHNOLOGIES, INC.

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(continued)
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(continued)
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INDEX OF DEFINED TERMS

Defined Terms	Sections

Accountants	Section 2.5(e)
Accounting Principles	Section 1.1
Acquired Companies	Section 1.1
Actual Closing Amount	Section 1.1
Actual Closing Schedule	Section 2.5(b)
Adjustment Escrow Account	Section 2.4(e)
Adjustment Escrow Deposit	Section 2.4(e)
Affiliate	Section 1.1
Agreed Tax Treatment	Section 7.6(d)
Agreement	Preamble
Ancillary Documents	Section 1.1
Attorney-Client Communication	Section 1.1
Audited Financial Statements	Section 3.7(a)(i)
Benefit Plan	Section 1.1
Books and Records	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Arrangements	Section 3.17(i)
Buyer Fundamental Representations	Section 8.2(a)
Buyer Related Parties	Section 1.1
Buyer Released Claim	Section 6.5
Buyer Releasee	Section 6.5
CARES Act	Section 1.1
Cash	Section 1.1
CFIUS	Section 1.1
CFIUS Approval	Section 1.1
CFIUS Turndown	Section 1.1
Closing	Section 2.3
Closing Date	Section 2.3
COBRA	Section 3.17(h)
Code	Section 1.1
Company	Recitals
Company Intellectual Property	Section 1.1
Company IT Systems	Section 1.1
Company Owned Technology	Section 1.1
Confidentiality Agreement	Section 1.1
Contract	Section 1.1
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INDEX OF DEFINED TERMS
(continued)

Controlled Group	Section 1.1
Covered Party	Section 6.2(a)
COVID-19	Section 1.1
Current Assets	Section 1.1
Current Liabilities	Section 1.1
D&O Insurance	Section 6.2(b)
DDTC	Section 7.4
Determination Time	Section 1.1
Dissolution or Transfer	Section 5.7(a)
Draft Voluntary Notice	Section 7.3
Employee	Section 1.1
Enterprise Value	Section 2.2
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ERISA	Section 1.1
Escrow Agent	Section 2.4(e)
Escrow Agreement	Section 2.4(e)
Estimated Cash	Section 2.5(a)
Estimated Closing Amount	Section 1.1
Estimated Closing Schedule	Section 2.5(a)
Estimated Indebtedness	Section 2.5(a)
Estimated Net Working Capital	Section 2.5(a)
Estimated Transaction Expenses	Section 2.5(a)
External Events	Section 1.1
Final Closing Schedule	Section 2.5(e)
Final Voluntary Notice	Section 7.3(a)
Financial Statements	Section 3.7(a)
First ITAR Filing	Section 7.4
Foreign Entities	Section 5.7(a)
Foreign Entity	Section 5.7(a)
Fraud	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Material	Section 1.1
HSR Act	Section 1.1
Income Tax Liability Accrual	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
IRS	Section 3.17(c)
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INDEX OF DEFINED TERMS
(continued)

IT Systems	Section 1.1
ITAR	Section 7.4
Large Customer	Section 3.9(a)(ii)
Large Supplier	Section 3.9(a)(ii)
Law	Section 1.1
Leased Real Property	Section 3.15(b)
Lien	Section 1.1
Losses	Section 5.7(b)
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Most Recent Balance Sheet	Section 3.7(a)(ii)
Net Working Capital	Section 1.1
Nonparty Affiliate	Section 1.1
Open Source Software	Section 1.1
Open Source Software Licenses	Section 1.1
Order	Section 1.1
Organizational Documents	Section 1.1
Other Antitrust Laws	Section 7.2(a)
Outside Date	Section 8.5(f)
Pandemic Measures	Section 1.1
Party	Section 1.1
Paul Hastings	Section 9.16(a)
Payoff Indebtedness	Section 1.1
Payoff Letters	Section 2.4(a)(iii)
Permit	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
Pfingsten	Recitals
Post-Closing Tax Period	Section 1.1
Pre-Closing Covenants	Section 9.1
Pre-Closing Period	Section 5.1
Pre-Closing Tax Period	Section 1.1
Privacy Policies	Section 3.23(a)
Protest Notice	Section 2.5(d)
Purchase Price	Section 2.2
R&W Policy	Section 1.1
Real Property Leases	Section 3.9(a)(iii)
Registered Intellectual Property	Section 3.13(b)
Related Person	Section 1.1
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INDEX OF DEFINED TERMS
(continued)

Releasees	Section 6.5
Representatives	Section 1.1
Restricted Cash	Section 1.1
Second ITAR Filing	Section 7.4
Seller	Preamble
Seller Disclosure Schedules	Section 1.1
Seller Fundamental Representations	Section 8.1(a)
Seller Party	Section 1.1
Seller Related Parties	Section 1.1
Seller Released Claim	Section 5.4
Seller Releasee	Section 5.4
Seller’s Knowledge	Section 1.1
Shares	Recitals
Specified Courts	Section 9.7
Sponsor Partners	Section 1.1
Stockholder Vote	Section 5.6
Straddle Period	Section 1.1
Subsidiary	Section 1.1
Suit	Section 1.1
Target Net Working Capital	Section 1.1
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1
Transaction Bonus	Section 1.1
Transaction Bonus Recipient	Section 1.1
Transaction Bonus Tax Amount	Section 1.1
Transaction Expenses	Section 1.1
Transaction Matters	Section 1.1
Transaction Tax Deductions	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States.	Section 1.1
Unaudited Financial Statements	Section 3.7(a)(ii)
WARN	Section 3.16(d)

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LEGAL_US_E # 161486834.17

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of April 22, 2022, is by and between Dynapower Holdings, LLC, a Delaware limited liability company (“Seller”), and Sensata Technologies, Inc., a Delaware corporation (“Buyer”).
RECITALS
1.Seller is the owner of all of the issued and outstanding common stock (the “Shares”) of DP Acquisition Corporation, a Delaware corporation (the “Company”).
2.Seller desires to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.
3.Concurrently herewith, (a) Buyer, Seller and Pfingsten Partners, L.L.C., a Delaware limited liability company (“Pfingsten”), are entering into a confidentiality and non-solicitation agreement to become effective upon the Closing and (b) Buyer and certain members of the Company’s senior management team are entering into confidentiality, non-solicitation and non-competition agreements to become effective upon the Closing.
AGREEMENTS
In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
1.1Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Accounting Principles” means the accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments and methodologies specifically set forth in Exhibit A.
“Acquired Companies” means, collectively, the Company and its Subsidiaries.
“Actual Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is less than Target Net Working Capital; plus (c) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 2.5 is greater than Target Net Working Capital; plus (d) Cash as finally determined pursuant to Section 2.5; minus (e) the Indebtedness outstanding as of immediately prior to the Closing as finally determined pursuant to Section 2.5; minus (f) Transaction Expenses as finally determined pursuant to Section 2.5; minus (g) the amount of the Adjustment Escrow Deposit.

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“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Ancillary Documents” means the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.
“Attorney-Client Communication” means any communication occurring on or prior to Closing between Paul Hastings, on the one hand, and Seller, the Sponsor Partners, any Acquired Company or any of their respective Affiliates or Representatives, on the other hand, that directly or indirectly relates to any Transaction Matter, including any representation, warranty covenant, agreement or disclosure of any Party under this Agreement, any Ancillary Document, the Seller Disclosure Schedules or any related agreement delivered pursuant to or in connection with this Agreement, which immediately before the Closing would be deemed to be an attorney-client privileged communication.
“Benefit Plan” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other employment, severance, bonus, incentive, equity, welfare benefit, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or individual independent contractors (i) that are sponsored or maintained by any Acquired Company or (ii) with respect to which an Acquired Company has made or is required to make payments, transfers, or contributions or (iii) with respect to which any Acquired Company has any liability.
“Books and Records” means books of account, general, financial, tax and operating records, invoices, ledgers and related work papers and other documents, records and files of the Acquired Companies.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to close.
“Buyer Related Parties” means, collectively, Buyer, each of the direct and indirect equity holders and Affiliates (including, after the Closing, the Acquired Companies) of Buyer and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of any of the foregoing.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“Cash” means, as of the Determination Time, all cash and cash equivalents of the Acquired Companies, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business, other than Restricted Cash; provided, that, without duplication of the foregoing exclusion, Cash shall be reduced for any payments made between the Determination Time and the Closing which is not included in Net Working Capital, Indebtedness or Transaction Expenses.

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“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.
“CFIUS Approval” means (a) the Parties shall have received a written notice from CFIUS to the effect that (i) it has concluded a review or investigation (as the case may be) of the transaction contemplated hereby notified to CFIUS and has determined that there are no unresolved national security concerns with respect to such transactions; or (ii) CFIUS has concluded that the transaction contemplated hereby does not constitute a “covered transaction” under the CFIUS regulations; or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, either (i) the President of the United States has announced a decision not to suspend or prohibit the transaction contemplated hereby pursuant to his authorities or (ii) the President shall have taken no action within fifteen (15) days after receiving the report from CFIUS.
“CFIUS Turndown” means (a) CFIUS has informed Seller and Buyer in writing that it has unresolved national security concerns with respect to the transactions contemplated by this Agreement and that it intends to refer the matter to the President of the United States unless the Parties abandon the transactions contemplated by this Agreement, or (b) CFIUS shall have referred, or shall have informed the Parties in writing that it intends to refer, the matter to the President of the United States.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any of the Acquired Companies.
“Company IT Systems” means the IT Systems owned, purported to be owned, leased or licensed by any of the Acquired Companies.
“Company Owned Technology” means all technology in which the Acquired Companies own or purport to own Intellectual Property.
“Confidentiality Agreement” means that certain letter agreement, dated February 13, 2022, between the Company and Sensata Technologies, Inc.
“Contract” means any (written or oral) indenture, mortgage, deed of trust, lease, license, contract or agreement that, in each case, is binding under applicable Law.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001 (b)(1) of ERISA with any Acquired Company or (b) solely for purposes of Section 412 of the Code or Section 302 of ERISA, which together with an Acquired Company is treated as a single employer under Section 414(t) of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof and/or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

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“Current Assets” means any and all current assets that would be reflected on a consolidated balance sheet of the Company; provided, however, that Current Assets shall exclude any assets with respect to Cash, Restricted Cash, Income Taxes, aged vendor deposits recorded within the 1440 VENDOR DEPOSITS account, or any receivable balances arising from intercompany activity between or among the Acquired Companies.
“Current Liabilities” means any and all current liabilities that would be reflected on a consolidated balance sheet of the Company; provided, however, that Current Liabilities shall exclude any liabilities with respect to Cash, Indebtedness, Transaction Expenses, Income Taxes, the D&O Insurance, any payable balances arising from intercompany activity between or among the Acquired Companies, or sales and use Taxes in jurisdictions in which the Acquired Companies have not historically paid such Taxes, but shall include $50,000, which the Parties have agreed is the fixed amount Seller shall be responsible for in respect of professional fees associated with Tax Return preparation for Pre-Closing Tax Periods but shall not include any other accrual for such professional fees.
“Determination Time” means 11:59 p.m. Central time on the day prior to the Closing Date.
“Employee” means any employee of any Acquired Company including those on an approved leave of absence.
“Environmental Laws” means any Law relating to protection of the environment or to pollutants, contaminants, wastes or chemicals that are listed, defined, designated, regulated or classified as toxic, radioactive, ignitable, corrosive, reactive or hazardous .
“Equity Securities” means with respect to an entity, if such entity is a corporation, shares of capital stock of such corporation and, if such entity is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, as the case may be.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Amount” means an amount equal to (a) the Enterprise Value; minus (b) the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital; plus (c) the amount, if any, by which Estimated Net Working Capital is greater than Target Net Working Capital; plus (d) Estimated Cash; minus (e) Estimated Indebtedness; minus (f) Estimated Transaction Expenses; minus (g) the amount of the Adjustment Escrow Deposit.
“First ITAR Filing” has the meaning set forth in Section 7.4.
“Fraud” means an actual and intentional common law fraud under Delaware Law committed by a Party in the making of any representation or warranty set forth in this Agreement or the Ancillary Documents. Without limiting the generality of the foregoing, in no event shall “Fraud” include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles.

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“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official, court, tribunal, arbitrator (public or private) or other regulatory, administrative or judicial authority thereof.
“Hazardous Material” means any substance, material or waste that is listed or classified and regulated by a Governmental Entity under applicable Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Liability Accrual” means an amount equal to the aggregate liability for unpaid cash Income Tax liabilities of the Acquired Companies that are first due to be paid after the Closing Date for Pre-Closing Tax Periods in jurisdictions where the Acquired Companies filed a Tax Return for the last Tax period for which a Tax Return was due (taking into account any applicable extensions), commenced activities after the end of such Tax period, or with respect to gross receipts Taxes in Tennessee and Oregon, which amount for the avoidance of doubt cannot be less than zero and shall take into account any Dissolution or Transfer completed prior to the Closing pursuant to Section 5.7(a). In the determination of the Income Tax Liability Accrual, (a) all unpaid cash Income Tax liabilities with respect to Pre-Closing Tax Periods shall be calculated in accordance with Section 7.6(a) and the past practice of the Acquired Companies, except as otherwise required by applicable Law, (b) net operating losses shall be utilized in Pre-Closing Tax Periods to the maximum extent permitted by Law, (c) any transactions effected by, on behalf of, or at the direction of, Buyer or any of its Affiliates on or after the Closing Date shall be excluded, (d) Income Taxes that are included in the Income Tax Liability Accrual and that are deductible for U.S. federal Income Tax purposes shall be deemed deductible in the Pre-Closing Tax Period ending on the Closing Date and (e) there should be included in taxable income of the Acquired Companies for the Pre-Closing Tax Periods, an amount equal to any prepaid amount received by the Acquired Companies on or prior to the Closing Date but not included in taxable income in a Pre-Closing Tax Period and includable in taxable income of the Acquired Companies in a Post-Closing Tax Period.
“Income Taxes” means Taxes imposed on or measured by net income.
“Indebtedness” means any of the following, without duplication: (a) any obligations of any Acquired Company for borrowed money; (b) any obligations of any Acquired Company evidenced by bonds, debentures, notes or other similar instruments; (c) any net obligations of any Acquired Company with respect to hedging agreements or swap arrangements; (d) any obligations of any Acquired Company in respect of letters of credit, bankers’ acceptances, surety bonds or similar instruments, in each case, to the extent drawn; (e) any obligations of any Acquired Company as lessee under leases that are required by the Accounting Principles to be treated as capital leases (calculated as if FASB Accounting Standards Codification Topic 842, Accounting for Leases, has not taken effect); (f) any obligations of any Acquired Company to pay the deferred and unpaid purchase price with respect to the acquisition of any business or entity, including, with respect thereto, any earn-out or similar obligations; (g) any declared and unpaid dividends of the Company; (h) any payroll, social security or similar Taxes of any Acquired Company for any Pre-Closing Tax Periods that were deferred to a Post-Closing Tax Period pursuant to Section 2302(a)(1) of the CARES Act or any other similar provision of applicable Law and remain unpaid as of the Closing Date; (i) any unpaid management,

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monitoring, advisory or other similar fees owed to any Affiliate of any Acquired Company; (j) any guaranty by any Acquired Company of any of the foregoing; (k) any accrued and unpaid interest, fees and other expenses owed by any Acquired Company with respect to the foregoing, including prepayment penalties and premiums; (l) the Income Tax Liability Accrual; (m) $98,000, which the Parties have agreed shall be the fixed adjustment to the purchase price related to the unpaid sales and use Taxes in jurisdictions in which the Acquired Companies have not historically paid such Taxes; and (n) $550,000 for capital expenditures relating to leasehold improvements at the Leased Real Property, less actual amounts spent in cash prior to the Closing; provided, however, that in no event shall Indebtedness include any (i) letters of credit, surety bonds and similar instruments, in each case, to the extent undrawn, (ii) obligations from one Acquired Company to another Acquired Company, (iii) obligations incurred by, on behalf of, or at the written direction of, Buyer or any of its Affiliates, (iv) obligations for Taxes other than the Income Tax Liability Accrual or clauses (h) and (m) of this definition or (v) amount included in Transaction Expenses or Net Working Capital.
“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, service marks, trade names, trade dress, and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all published and unpublished works of authorship (including databases and software), copyrights, whether registered or unregistered, moral rights, and all applications, registrations, renewals, and extensions in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, data, database, compilations, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all copies and tangible embodiments of the foregoing (in whatever form or medium); (h) all claims, causes of action and damages arising out of or related to any past, current or future infringement, violation or misappropriation of any of the foregoing; and (i) other similar or equivalent intellectual property rights to any of the foregoing anywhere in the world.
“ITAR” has the meaning set forth in Section 7.4.
“IT Systems” means all computer hardware and software including computer systems, servers, network equipment, data storage systems, phones, video cameras, videoconferencing units, other communication equipment, communication networks (other than the Internet), architecture interfaces, switches, routers, other apparatus used to create, store, transmit, exchange or receive information, voice or data in any form or by any method, all other computer hardware and all databases, data collections, software, firewalls and any other information technology.
“Law” means any statute, law, ordinance, rule, regulation, code or executive order of any Governmental Entity.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, charge, right of first refusal or any other similar encumbrance in respect of such property or asset; provided, however, that in any event, “Lien” shall exclude any restrictions on transfer under securities Laws.
“Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or operations of the Acquired Companies, taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse effect, change, event, or development directly or indirectly arising from or relating to: (a) general business, industry or economic conditions, (b) local, regional, national or international political, social or health conditions, including any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19, any Pandemic Measure and/or any commercially reasonable action or omission of Seller or any Acquired Company in response to COVID-19 or any Pandemic Measure), (c) the engagement (whether new or continuing) by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, (d) the occurrence of any military or cyber- attack, any act of terrorism (whether international or domestic) or any response to any of the foregoing, (e) any social unrest, (f) any natural or man-made disaster or acts of God, (g) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (h) changes in GAAP, (i) changes in Laws (clauses (a) through (i), collectively, “External Events”), (j) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (j) shall not prevent a determination that any effect, change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such effect, change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (k) any action or omission contemplated by this Agreement or taken or omitted with the written request or consent of Buyer, (l) the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, distributors, employees or contractors of the Acquired Companies due to the announcement or pendency of the transactions contemplated by this Agreement or the identity of the Parties and their respective Affiliates or (m) any actions or omissions by any Buyer Related Party; provided, that, in the case of an External Event, such External Event may be taken into account to the extent it adversely affects the Acquired Companies, taken as whole, in a disproportionate manner relative to other similarly situated participants in the industry in which the Acquired Companies operate.
“Material Contract” means any of the Contracts listed on Schedule 3.9(a) or Schedule 3.13(c).
“Net Working Capital” means, as of the Determination Time, the difference between the book value of the Current Assets and the book value of the Current Liabilities, in each case, as determined in accordance with the Accounting Principles, excluding the effects of transactions on the Closing Date before the Closing outside of the ordinary course of business.
“Nonparty Affiliate” means any Seller Related Party other than Seller.

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“Open Source Software” means all software that is distributed under (a) any license approved by the Open Source Initiative, or (b) any license that meets the Open Source Definition as defined by the Open Source Initiative or the Free Software Definition as defined by the GNU Project (any such licenses referred to in (a) and/or (b), “Open Source Software Licenses”).
“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction with respect to any Acquired Company or the transactions contemplated hereby.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, certificate of formation, articles of organization, by-laws, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Pandemic Measures” shall mean any “shelter-in-place”, “stay at home”, quarantine, workforce reduction, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Law, directive, pronouncement, guideline or recommendations by a Governmental Entity, the Centers for Disease Control and Prevention, or the World Health Organization in connection with or in respect of COVID-19 or any other pandemic, epidemic, public health emergency or disease outbreak.
“Party” means any party to this Agreement.
“Payoff Indebtedness” means Indebtedness of the types set forth in subsections (a) and (b) of the definition of Indebtedness.
“Permit” means any authorization, approval, consent, certificate, license, registration, permit or franchise of or from any Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith through appropriate proceedings for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business that are not material to the Acquired Companies, (c) Liens that will be released prior to or as of the Closing, (d) zoning, building and other land use laws imposed by any Governmental Entity having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Acquired Companies, (e) Liens identified on issued title policies, title surveys or other documents or writings recorded in the public records that do not or would not reasonably be expected to materially impair the use or occupancy of any assets in the operation of the business of the Acquired Companies; (f) Liens created by, through or at the written direction of Buyer or its Affiliates, (g) Liens in respect of any obligations as lessee under capitalized leases, (h) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (i) Liens set forth on Schedule 1.1.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

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“Personal Data” means any and all information that can reasonably be associated with an identified or identifiable natural Person, including information that identifies or could be used to identify an identified or identifiable natural Person, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, and marital or other status (to the extent any of these data elements can reasonably be associated with an identified or identifiable natural Person, or is linked to any such data element that can reasonably be associated with an identified or identifiable natural Person).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.
“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“R&W Policy” means those certain buyer-side representations and warranties insurance policies purchased by Buyer in connection with this Agreement.
“Related Person” means (a) any officer, director, partner, manager (under state Law) of a limited liability company, shareholder or Affiliate of any Acquired Company; and (b) any individual immediately related by blood, marriage or adoption to any natural Person referenced in clause (a).
“Representatives” of any Person shall mean the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.
“Restricted Cash” means, without duplication, (a) the amount of any cash held by a third-party escrow agent on behalf of or for the benefit of an Acquired Company, (b) the amount of any cash held by a third-party as cash collateral (including security deposits) securing outstanding leases, letters of credit, performance bonds or other similar obligations of an Acquired Company, (c) the aggregate amount of Taxes (net of any reduction of other Taxes) that would be imposed in connection with the repatriation of cash held outside of the U.S. and (d) cash which is subject to any express restriction in a Contract on the ability to freely transfer or use such cash for any lawful purpose, but, in each case, specifically excluding customer deposits, deferred revenue and obligations with respect thereto.
“Second ITAR Filing” has the meaning set forth in Section 7.4.
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Seller Party” means Seller and its Affiliates (other than the Acquired Companies).
“Seller Related Parties” means, collectively, Seller, each of the direct and indirect equity holders and Affiliates (including, prior to the Closing, the Acquired Companies) of Seller and each of the incorporators, members, partners, stockholders, Affiliates or current, former or future Representatives of any of the foregoing.

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“Seller’s Knowledge” or any similar phrase means the actual knowledge of Adam Knudsen, Brandon Sorenson and John Owens, and the knowledge that would have been obtained after reasonable inquiry of their direct reports, whether or not such reasonable inquiry has been made.
“Sponsor Partners” means Pfingsten Partners Fund IV, L.P., a Delaware limited partnership, and Pfingsten Partners Co-Investment Fund IV, L.P., a Delaware limited partnership.
“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Suit” means any charge, suit, dispute, claim (including any cross-claim or counter-claim), complaint, demand, civil, criminal, administrative or regulatory action, hearing, litigation, arbitration or other proceeding, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Target Net Working Capital” means $24,200,000.
“Tax” or “Taxes” means all U.S. federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, social security, escheat or unclaimed property, sales, employment, unemployment, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes imposed by a Governmental Entity or political subdivision thereof, together with all interest, penalties and additions imposed with respect to such amounts, and any interest in respect of such penalties or additions, in each case, imposed by a Governmental Entity or political subdivision thereof.
“Tax Returns” means any return, declaration, report, claim for refund, election, form or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Bonus” means, to the extent unpaid as of immediately prior to the Closing, any sale, change of control or similar bonus payable pursuant to any obligation created by Seller or an Acquired Company prior to the Closing due to any Person, in each case, as a result of the consummation of the transactions contemplated hereby.
“Transaction Bonus Recipient” means each Person entitled to receive a Transaction Bonus.

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“Transaction Bonus Tax Amount” means, with respect to any Transaction Bonus, any employer portion employment taxes of the Acquired Companies imposed thereon.
“Transaction Expenses” means, without duplication, (a) all legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by Seller or any Acquired Company prior to the Closing to effect the negotiation, documentation and consummation of the transactions contemplated by this Agreement, in each case, to the extent unpaid as of immediately prior to the Closing (including, for the avoidance of doubt, premiums, fees or expenses related to the D&O Insurance) and (b) the Transaction Bonuses and Transaction Bonus Tax Amount; provided, however, that in no event shall Transaction Expenses include any (i) premiums, fees or expenses related to the R&W Policy or any other representation and warranty insurance policy obtained by or at the written direction of any Buyer Related Party with respect to the transactions contemplated by this Agreement, (ii) obligations incurred by, on behalf of, or at the written direction of, Buyer or any of its Affiliates (including in connection with any financing of the transactions contemplated by this Agreement) or (iii) amount included in Indebtedness or Net Working Capital.
“Transaction Matters” means, collectively, the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Documents, the Seller Disclosure Schedules and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Shares or any similar transaction (including any purchase of any of the Acquired Companies’ Equity Securities or any merger, sale of substantially all assets or similar transaction involving any of the Acquired Companies).
“Transaction Tax Deductions” means all Income Tax deductions available to any Acquired Company related to repayment of Indebtedness, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement, in each case, that are currently deductible by an Acquired Company for U.S. federal (and applicable state and local) income Tax purposes at least at a “more likely than not” level of certainty under the Code.
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes incurred in connection with the purchase and sale of Shares contemplated by this Agreement.
“Treasury Regulations” means United States Treasury regulations promulgated under the Code.
“U.S.” or “United States” means the United States of America.

Article II
PURCHASE AND SALE
2.1Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer

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shall purchase from Seller, all right, title and interest in and to the Shares free and clear of all Liens.
2.2Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Shares (the “Purchase Price”) shall be equal to (a) $580,000,000 (the “Enterprise Value”), plus or minus, as applicable, (b) the adjustment pursuant to Section 2.5.
2.3Closing. Unless this Agreement shall have been terminated in accordance with Section 8.5, Buyer and Seller shall consummate the transactions contemplated by this Agreement by electronic mail (the “Closing”), as promptly as practicable but in no event later than two (2) Business Days after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the Party entitled to the benefit of the same, at 9:00 a.m. Central time, or at such other date and time as the Parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).
2.4Closing Deliveries.
(a)Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)a stock certificate evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;
(ii)a copy of the resolution of Seller’s governing body, certified by an appropriate officer of Seller in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and the Ancillary Documents and performance by Seller of the transactions contemplated hereby and thereby;
(iii)duly executed payoff letters (collectively, the “Payoff Letters”) with respect to the Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Indebtedness and (B) providing for a release of all Liens granted by the Acquired Companies to the holders of such Indebtedness upon satisfaction of the conditions set forth therein;
(iv)the Escrow Agreement, duly executed by Seller;
(v)an IRS Form W-9 of Seller; provided, however, that the Buyer’s sole remedy for failure to deliver such form shall be the ability to withhold in accordance with Section 2.6;
(vi)evidence that the Management Agreement, dated as of December 28, 2012, by and between Pfingsten and the Company, has been terminated; and
(vii)a certificate dated as of the Closing Date, signed by an appropriate officer of Seller in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(g) have been satisfied.
(b)Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

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(i)an amount equal to the Estimated Closing Amount, by wire transfer of immediately available funds, to the accounts designated in writing at least one (1) Business Day prior to the Closing Date by Seller to Buyer;
(ii)a copy of the resolution of Buyer’s or its direct or indirect parent’s governing body, certified by an appropriate officer of Buyer or its direct or indirect parent in his or her capacity as such (and not in his or her individual capacity) as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and the Ancillary Documents and performance by Buyer of the transactions contemplated hereby and thereby;
(iii)the Escrow Agreement, duly executed by Buyer; and
(iv)a certificate dated as of the Closing Date, signed by an appropriate officer of Buyer in his or her capacity as such (and not in his or her individual capacity), to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.
(c)Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay or cause to be paid on behalf of Seller, and the Acquired Companies, (i) the Estimated Indebtedness that is Payoff Indebtedness to the lenders named in the applicable Payoff Letter and (ii) the Estimated Transaction Expenses (other than the Transaction Bonuses and Transaction Bonus Tax Amounts) to the obligees thereof named in the Estimated Closing Statement.
(d)Payment of Transaction Bonuses. At the Closing, Buyer shall, on behalf of Seller and the Acquired Companies, contribute or cause to be contributed the aggregate amount of the Transaction Bonuses and Transaction Bonus Tax Amount to the Acquired Companies and shall cause the Acquired Companies to pay on the Closing Date to each Transaction Bonus Recipient through the applicable Acquired Company’s payroll system the amount of the Transaction Bonus designated on the Estimated Closing Schedule for such Transaction Bonus Recipient net of any withholding required with respect to such Transaction Bonus. Following the Closing Date, Buyer shall cause the applicable Acquired Company to timely and properly deposit any withholding or payroll Taxes described above with the appropriate Governmental Entity in accordance with the regular payroll practices of such Acquired Companies. For all purposes under this Agreement, any Tax deduction available in connection with the Transaction Bonuses shall be deducted in Pre-Closing Tax Periods.
(e)Adjustment Escrow Deposit. At the Closing, Buyer shall deposit, or cause to be deposited, with Acquiom Clearinghouse LLC (the “Escrow Agent”) an amount equal to $3,000,000 (the “Adjustment Escrow Deposit”) as part of the consideration for the Shares, to be held in escrow in an account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of an Escrow Agreement substantially in the form attached as Exhibit B hereto (the “Escrow Agreement”).
2.5Purchase Price Adjustment.
(a)Estimated Closing Schedule. On the date which is at least two (2) Business Days, but not earlier than five (5) Business Days, prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the “Estimated Closing Schedule”), setting forth Seller’s good faith estimate of (i) each item of Indebtedness outstanding as of immediately prior

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to the Closing (“Estimated Indebtedness”) including such Indebtedness reflected in the Payoff Letters, if applicable, stating the amount and payee thereof, (ii) each Transaction Expense (“Estimated Transaction Expenses”), including the amount and payee thereof, (iii) Net Working Capital (“Estimated Net Working Capital”), (iv) Cash (“Estimated Cash”), and (v) the Estimated Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof. From the date of delivery of the Estimated Closing Schedule to Buyer through the Closing Date, Seller shall, and shall cause the Company to, provide reasonable on-site access, during normal business hours, to or copies of (as Buyer shall reasonably request), for the purpose of verifying the Estimated Closing Schedule:  (i) all of the Books and Records, work papers, trial balances and other materials, in each case relating to the Estimated Closing Schedule and (ii) Seller’s and the Acquired Companies’ personnel and accountants who were involved in the preparation of the Estimated Closing Schedule.  Seller shall, and shall cause the Company to, reasonably cooperate with and assist Buyer and its Representatives in connection with the review of such Books and Records and working papers.  Buyer shall have the opportunity to review and propose, in good faith, reasonable revisions to the Estimated Closing Schedule, and Seller shall consider, in good faith, any revisions to the Estimated Closing Schedule timely proposed by Buyer and, to the extent that Seller agrees to any such revisions, Seller shall deliver a revised Estimated Closing Schedule to Buyer reflecting such accepted revisions, which revised Estimated Closing Schedule shall (x) be deemed to have been delivered at the time Seller delivered the initial Estimated Closing Schedule, (y) supersede and replace the prior versions for all purposes hereunder, and (z) be used for purposes of determining the Estimated Closing Amount and the other items set forth therein at the Closing; provided, however, (I) the Closing Date shall not be delayed as a result of the foregoing, and (II) in the event of any dispute as to any matter regarding the Estimated Closing Schedule between Buyer and Seller, Seller shall have the sole discretion to determine the contents of the Estimated Closing Schedule and the components thereof so long as it does so in good faith.  For the avoidance of doubt, if Buyer does not make a specific comment or any proposed revision to the Estimated Closing Schedule, in no case will any calculation, balance, comment or other substantive item contained therein be deemed accepted by Buyer for the purposes of determining whether Buyer has a dispute with the Actual Closing Schedule under Section 2.5(d).
(b)Actual Closing Schedule. As soon as practicable, but not later than seventy-five (75) days following the Closing Date, Buyer shall prepare in good faith and deliver to Seller a schedule (the “Actual Closing Schedule”) setting forth Buyer’s good faith determination of (i) each item of Indebtedness outstanding as of immediately prior to the Closing including the amount and payee thereof, (ii) each Transaction Expense including the amount and payee thereof, (iii) Net Working Capital, (iv) Cash and (v) the Actual Closing Amount resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof.
(c)Reasonable Access. Upon receipt of the Actual Closing Schedule, Seller and its Representatives shall be given reasonable on-site access, during normal business hours, to or copies of (as Seller shall reasonably request), for the purpose of verifying the Actual Closing Schedule: (i) all of the Books and Records, work papers, trial balances and other materials relating to the Actual Closing Schedule and (ii) Buyer’s and the Acquired Companies’ personnel and accountants who were involved in the preparation of the Actual Closing Schedule.

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(d)Protest Notice. Within forty-five (45) days following delivery of the Actual Closing Schedule, Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Actual Closing Schedule setting forth in reasonable detail the amount(s) in dispute. If Seller fails to deliver a Protest Notice on or before the date which is forty-five (45) days following delivery of the Actual Closing Schedule, the Indebtedness outstanding as of immediately prior to the Closing, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, as set forth on the Actual Closing Schedule shall be final, binding and non-appealable.
(e)Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.5(d), Seller and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Actual Closing Schedule. If Buyer and Seller are unable to resolve in writing any disagreement as to the Actual Closing Schedule within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts in dispute will be promptly referred to Grant Thornton LLP (the “Accountants”) for final determination, which determination shall be completed within thirty (30) days after the matter is submitted to the Accountants, and which determination shall be final, binding and non-appealable. The Accountants shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by Buyer and Seller (which presentations and submissions shall be made to the Accountants no later than fifteen (15) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the definitions of Indebtedness, Transaction Expenses, Net Working Capital, Cash and Actual Closing Amount set forth herein. Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Buyer and Seller (as determined by the Accountants) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the intent of the Parties is to determine Indebtedness, Transaction Expenses, Net Working Capital, Cash and the Actual Closing Amount resulting therefrom, in each case, in accordance with the definitions of Indebtedness, Transaction Expenses, Net Working Capital, Cash and Actual Closing Amount set forth herein, and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 2.5(d) or the definitive Final Closing Schedule agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accountants in accordance with this Section 2.5(e).
(f)Payment. Within five (5) days after the determination of the Final Closing Schedule:
(i)if the Estimated Closing Amount is greater than the Actual Closing Amount, then such difference, up to the amount of the Adjustment Escrow Deposit, shall be disbursed from the Adjustment Escrow Account to Buyer; or

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(ii)if the Estimated Closing Amount is less than the Actual Closing Amount, then Buyer shall pay to Seller such difference, by wire transfer of immediately available funds to an account designated by Seller provided, however, that in no event will Buyer be obligated to pay to Seller an amount in excess of the amount of the Adjustment Escrow Deposit.
(g)Adjustment Escrow. Within five (5) days after the determination of the Final Closing Schedule, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer pursuant to Section 2.5(f)(i) and (ii) to Seller the remaining funds in the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated by Seller.
(h)Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, (i) the process and adjustment set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Actual Closing Amount and (ii) without limiting the generality of the foregoing, (A) Buyer’s right to receive a disbursement from the Adjustment Escrow Account pursuant to Section 2.5(f)(i) shall be Buyer’s sole and exclusive remedy in the event that the Actual Closing Amount is less than the Estimated Closing Amount and (B) Seller’s rights to receive a payment from Buyer pursuant to Section 2.5(f)(ii) and a disbursement from the Adjustment Escrow Account pursuant to Section 2.5(g) shall be Seller’s exclusive remedies in the event that the Estimated Closing Amount is less than the Actual Closing Amount.
2.6Tax Withholding. Buyer or any of its Affiliates shall be entitled to deduct and withhold from any portion of any payment payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. Buyer shall provide Seller with written notice of any deduction or withholding it believes is applicable to amounts payable by Buyer or any of its Affiliates hereunder (except with respect to withholding of employment and payroll taxes, or withholding arising from a failure to provide the deliverable in Section 2.4(a)(v)) at least five (5) days prior to the date of the applicable payment, and shall reasonably cooperate with Seller to reduce or eliminate any such deduction or withholding (including by providing the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law). To the extent that amounts are so deducted or withheld by Buyer or any of its Affiliates, such withheld amounts (a) shall be timely remitted by Buyer or its Affiliates to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to Seller payee of the payment giving rise to such deduction or withholding.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:
3.1Existence and Power.
(a)Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

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(b)Each Acquired Company is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation (as applicable), has all requisite corporate or limited liability company, as applicable, power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity and is in good standing as a foreign entity authorized to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not, reasonably be expected to have a Material Adverse Effect.
(c)Schedule 3.1(c) sets forth a list of all jurisdictions in which each Acquired Company is duly qualified or authorized to do business as a foreign corporation or like entity. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of each Acquired Company, including all amendments or modifications thereto. Such Organizational Documents are in full force and effect and no Acquired Company is in violation of any provision of its Organizational Documents.
(d)The Foreign Entities do not have, and have never had, any assets or liabilities and have never conducted any business activities.
3.2Authorization. The execution, delivery, and performance by Seller of this Agreement, each Ancillary Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby (a) are within Seller’s limited liability company powers and (b) have been duly authorized by all necessary limited liability company action on the part of Seller.
3.3Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
3.4Governmental and Third Party Authorizations. Except as set forth on Schedule 3.4, and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under (a) the HSR Act are made and any waiting periods thereunder have expired or been terminated, (b) the First ITAR filing (or any extension thereof) is made and (i) any waiting period has expired and (ii) the Company has satisfied any obligations imposed on it by the DDTC in connection with the First ITAR Filing, and (c) the regulations of CFIUS at 31 C.F.R. Part 800 of a filing regarding the transactions contemplated by the Agreement and the receipt of CFIUS Approval, no material consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Entity or any party to a Material Contract is required to be made or obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except in each case for such consents or approvals (y) the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies or (z) that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or any facts pertaining to, Buyer.

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3.5Noncontravention. Except as set forth on Schedule 3.5 and except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by Seller of this Agreement or any Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or violate the Organizational Documents of Seller or any Acquired Company, (b) conflict with or violate any Law applicable to Seller or any Acquired Company, (c) constitute (with or without due notice or lapse of time or both) a default or breach by an Acquired Company or give rise to any right of termination, modification, payment or acceleration under any Material Contract or material Permit of any Acquired Company, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except in the case of clauses (b) and (c) such conflicts, violations, defaults or breaches that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies.
3.6Capitalization; Subsidiaries.
(a)Schedule 3.6(a) sets forth the entire authorized Equity Securities of each Acquired Company and a complete and correct list as of the date hereof of the issued and outstanding Equity Securities of each Acquired Company, including the name of the record owner thereof and the number of Equity Securities held thereby. All of the outstanding Equity Securities of each Acquired Company (i) have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, (ii) are free of any Liens, and (iii) were not issued in violation of any preemptive rights or rights of first refusal, the Organization Documents of such Acquired Company or any Contract to which such Acquired Company is a party of by which it is bound. Except as set forth on Schedule 3.6(a), there are no pre-emptive-rights, tag-along, drag-along, rights of first refusal or other rights or Contracts (including any options, warrants or similar agreements) obligating any Acquired Company to issue, sell, or accelerate the vesting of, any Equity Securities. Except as set forth on Schedule 3.6(a), no Acquired Company has any Subsidiaries.
(b)Except as set forth on Schedule 3.6(b), there are no restrictions upon, any voting trusts or proxies or any Contracts or other arrangements with respect the voting, purchase, redemption, acquisition, registration, governance, transfer or the declaration of any payment of any distribution in respect of, any of the Equity Securities of each Acquired Company.
3.7Financial Statements.
(a)Schedule 3.7(a) contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)The audited consolidated balance sheet of Seller as of December 31, 2019 and December 31, 2020, and the related consolidated statements of operations, members’ equity and cash flows for the periods then ended (collectively, the “Audited Financial Statements”); and

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(ii)The unaudited consolidated balance sheet of Seller as of December 31, 2021 (the “Most Recent Balance Sheet”) and the related consolidated statement of income and cash flows for the twelve-month period then ended (collectively, the “Unaudited Financial Statements”).
(b)The Financial Statements are the same as the consolidated financial statements of the Company, except in each case as set forth on Schedule 3.7(b).
(c)Each of the Financial Statements presents fairly, in all material respects, the financial position of Seller and the Acquired Companies, at the dates thereof and the results of operations of Seller and the Acquired Companies, for the periods then ended, as applicable, in accordance with GAAP, except (i) as may be stated in the notes thereto, (ii) that the Unaudited Financial Statements are subject to year-end adjustments (none of which would be material, individually or in the aggregate) and lack the footnote disclosure otherwise required by GAAP and (iii) as set forth on Schedule 3.7(c).
(d)The Acquired Companies and Seller, as applicable, maintain, or cause to be maintained, a system of internal accounting controls reasonably sufficient to (i) comply with all material legal and accounting requirements applicable to the business conducted by the Acquired Companies or Seller, as applicable, and (ii) provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit accurate preparation of financial statements in conformity with the Acquired Companies’ or Seller’s, as applicable, historical practices and to maintain reasonable asset accountability, (3) access to Books and Records is permitted only in accordance with management’s general or specific authorization and (4) reasonable reconciliations are being prepared on a consistent basis. During the past three (3) years, the Acquired Companies have not identified or been made aware of (i) any significant deficiency or material weakness in the internal accounting controls utilized by any Acquired Company, (ii) any actual or intentional fraud that involves management or any other current or former employee, consultant, contractor or manager of any member of any Acquired Company who has a role in the preparation of financial statements or the internal accounting controls utilized by any Acquired Company or (iii) any written or, to Seller’s Knowledge, oral claim or allegation regarding any of the foregoing.
(e)Except as set forth on Schedule 3.7(e), the Acquired Companies have no material debts, liabilities or obligations of any kind, whether accrued or fixed, absolute or contingent, or matured or unmatured, required to be disclosed on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP, consistently applied, except for: (i) liabilities or obligations reflected or reserved against in the Most Recent Balance Sheet, (ii) liabilities incurred in the ordinary course of business of the Acquired Companies since the date of the Most Recent Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) contractual liabilities arising under Contracts, letters of credit, purchase orders, Permits and other business arrangements and commitments listed in the Seller Disclosure Schedules or otherwise entered into in the ordinary course of business of the Acquired Companies; (iv) Permitted Liens; (v) Indebtedness and Transaction Expenses; and (vi) other liabilities set forth in this Agreement, any Ancillary Document or the Seller Disclosure Schedules.

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(f)All accounts receivable and notes receivable of the Acquired Companies reflected on the Most Recent Balance Sheet, and all accounts receivable and notes receivable of the Acquired Companies that have arisen from the Company Balance Sheet Date until the date hereof, (i) arose from bona fide and arm’s-length transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business; (ii) to Seller’s Knowledge, are the valid and legally binding obligations of the Persons obligated to pay such amounts (except to the extent of any accruals for promotional discounts); and (iii) are not subject to any defenses, counterclaims, rights of setoff or disputes that have been communicated to the Acquired Companies in writing.
(g)All accounts payable and accrued expenses of the Acquired Companies reflected on the Most Recent Balance Sheet, and all accounts payable and accrued expenses of the Acquired Companies that have arisen from the Most Recent Balance Sheet until the date hereof arose from bona fide and arm’s-length transactions in the ordinary course of business. No material accounts payable or accrued expense of any Acquired Company is delinquent by more than thirty (30) days in its payment.
(h)Schedule 3.7(h) sets forth a list of the Indebtedness as of the date hereof. No material default or event of default exists under any Contract, instrument or terms governing such Indebtedness, and during the past three (3) years, no Acquired Company has received any written or, to Seller’s Knowledge, oral notice or other written or, to Seller’s Knowledge, oral communication by any creditor or counterparty in respect of such Indebtedness alleging any actual or potential default or event of default under any Contract, instrument or terms governing such Indebtedness. No Acquired Company has received any Indebtedness or grant pursuant to the CARES Act.
(i)Other than as would not be material to the Acquired Companies, all inventory of the Acquired Companies consists of a quality and quantity usable and salable in the ordinary course of business and fit for the purpose for which they were manufactured or procured, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Most Recent Balance Sheet.
3.8Absence of Certain Changes. As of the date hereof, except as disclosed in Schedule 3.8, since the date of the Most Recent Balance Sheet:
(a)the Acquired Companies have conducted their business only in the ordinary course of business consistent with past practice;
(b)there has not been any change, event, violation or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
(c)no Acquired Company has sold, leased, transferred, or assigned any of its material assets, other than in the ordinary course of business consistent with past practice;
(d)no Acquired Company has cancelled, compromised, waived, or released any material right or claim outside of the ordinary course of business consistent with past practice;

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(e)no Acquired Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;
(f)no Acquired Company has made or authorized any material change in any Organizational Document of any Acquired Company;
(g)no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;
(h)no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property outside of the ordinary course of business consistent with past practice;
(i)other than with respect to any Transaction Bonuses, no Acquired Company has (i) made any material increase in the base compensation of any of its directors, officers or Employees, except in the ordinary course of business consistent with past practice, or (ii) adopted any material Benefit Plan or modified any material Benefit Plan in any material respect, in each case, except as may be required by any Law or Contract;
(j)no Acquired Company has (1) made or changed any material Tax election, outside the ordinary course of business, (2) changed any material method of accounting for Tax purposes, (3) incurred any material liability for Taxes other than in the ordinary course of business or as a result of the transactions contemplated by this Agreement, (4) filed any material amended Tax Return or a claim for refund of Taxes, (5) settled any material claim relating to Taxes or (6) consented to any extension or waiver of the statute of limitations applicable to any Tax Return or agree to any extension of time with respect to a Tax assessment or deficiency (other than as the result of extending the due date of a Tax Return); and
(k)no Acquired Company has legally obligated itself to do any of the actions described in the foregoing clauses (c) through (j);
3.9Material Contracts.
(a)Schedule 3.9(a) contains a list as of the date hereof of each Contract pursuant to which any Acquired Company has any executory rights or obligations that:
(i)involves or provides for a committed payment by or to any of the Acquired Companies of consideration of more than $250,000, individually, or $500,000, in the aggregate, in the current or any future calendar year and cannot be cancelled by any Acquired Company without penalty or further payment without more than 90 days’ notice, in each case, other than (A) any employment letter or other employment or consulting agreements, (B) a Benefit Plan or (C) a Real Property Lease;
(ii)is an agreement with (i) any of the ten (10) largest customers by revenue received by the Acquired Companies in the aggregate (consolidating into a single customer all affiliated customers) (A) during the twelve (12) months ended December 31, 2021 and (B) during the twelve (12) months ended December 31, 2020 (each, a “Large Customer”), excluding any purchase orders for which the goods and services have been delivered by the

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Acquired Companies or (ii) any of the largest suppliers or vendors by amounts paid by the Acquired Companies in the aggregate (A) in the twelve (12) months ended December 31, 2021 and (B) during the twelve (12) months ended December 31, 2020 (each, a “Large Supplier”), excluding any purchase orders involving consideration less than $100,000;
(iii)is an agreement pursuant to which any Acquired Company leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”);
(iv)creates a partnership, joint development or joint venture;
(v)is an agreement with any Related Person or, to Seller’s Knowledge, any employee of any Acquired Company, other than (A) any employment letter that sets forth the terms of an at will employment arrangement or (B) a Benefit Plan;
(vi)restricts any Acquired Company from engaging, or competing with any Person, in any line of business or in any geographic area;
(vii)grants most favored nation pricing or contains any right of first refusal, right of first negotiation, right of first offer or exclusivity in favor of any Person other than an Acquired Company;
(viii)is with an Affiliate of any Acquired Company (other than another Acquired Company);
(ix)is directly or indirectly with a Governmental Entity, including, to the Seller’s Knowledge, where any Acquired Company is acting as a lower-tier subcontractor in support of an agreement with a Governmental Entity;
(x)relates to the purchase or sale of any business (whether by merger, sale of capital stock, sale of assets or otherwise), which such acquisition was consummated during the past three (3) years or otherwise has continuing material obligations;
(xi)provides for capital expenditures following the date hereof in excess of $100,000;
(xii)relates to any equity appreciation, phantom equity or similar arrangements;
(xiii)involves any resolution or settlement of any Suit, threatened Suit or other dispute that contain (A) any outstanding monetary obligations, individually or in the aggregate, in excess of $50,000, or (B) any future non-monetary obligations that would be material the Acquired Companies;
(xiv)any agreement that involves indemnification obligations to any other Person, other than, those entered into in the ordinary course of business;

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(xv)creates or grants a Lien (other than a Permitted Lien) on the properties or assets of any Acquired Company;
(xvi)relates to Payoff Indebtedness;
(xvii)is with a contract manufacturer or relates to the contract manufacturing of any product of any Acquired Company, involving consideration in excess of $500,000; or
(xviii)is a collective bargaining agreement (or similar labor contract) covering any Employee.
(b)Except as disclosed in Schedule 3.9(b), as of the date hereof, each Material Contract is in full force and effect and is binding and enforceable against the applicable Acquired Company and to Seller’s Knowledge, any other party to such Material Contract. Except as set forth in Schedule 3.9(b), none of the Acquired Companies is in breach or default in any material respect, or in receipt as of the date hereof of any written or, to Seller’s Knowledge, oral notice of any breach or default in any material respect of any Material Contract and to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Acquired Companies or any other party to such Material Contract. Except as set forth in Schedule 3.9(b), to Seller’s Knowledge, as of the date hereof, no counterparty to any Material Contract is in breach or default in any material respect of such Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto or has delivered written or, to Seller’s Knowledge, oral notice of termination or material modification of any Material Contract.
(c)Seller has made available to Buyer a true, correct and complete copy of each written Material Contract (or, with respect to any oral Material Contract, a summary) as of the date hereof, including all amendments or modifications thereto.
3.10Suits. Except as set forth on Schedule 3.10, there are no, and during the previous three (3) years there have been no, (i) Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company or (ii) to Seller’s Knowledge, investigations or audits by any Governmental Entity of any Acquired Company or involving any of the assets owned by any Acquired Company, or written or, to Seller’s Knowledge, oral notice of the foregoing. Except as disclosed on Schedule 3.10, as of the date hereof, there are no material Orders in effect with respect to any Acquired Company or involving any of the assets owned by any Acquired Company.
3.11Compliance with Laws; Permits. None of the Acquired Companies is, or during the past five (5) years has been, in violation in any material respect of any Law to which it, its assets and properties or the operation of its business is subject or any material Permit necessary for the ownership of its assets or the operation of its business. Except as set forth on Schedule 3.11, none of the Acquired Companies has received in the three (3) years preceding the date hereof, written notice from any Governmental Entity of any material violation or alleged violation by it of any Law to which it is subject or any material Permit necessary for the ownership of its assets or the operation of its business which remains unresolved. Each Acquired Company holds, to the extent legally required, all material Permits necessary to operate its business as currently conducted. No suspension or cancellation of any of the material Permits of the Acquired Companies is pending or, to Seller’s Knowledge, threatened. Schedule 3.11 contains a list as of the date hereof of all material Permits held by any Acquired Company.

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3.12Tangible Personal Property. An Acquired Company has good and marketable title to or, in the case of leased property other than the Leased Real Property, has valid leasehold interests in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) material to their business as presently conducted, free and clear of all Liens other than Permitted Liens. Such tangible personal property is in good operating condition (normal wear and tear expected), and fit, in all material respects, for use in the ordinary course of business.
3.13Intellectual Property.
(a)The Acquired Companies solely own, free and clear of all Liens other than Permitted Liens, all Company Intellectual Property. The Company Intellectual Property is fully transferable, alienable and licensable, in each case, without payment of or compensation due to any Person other than the Acquired Companies. The Registered Intellectual Property (as defined below) is valid, subsisting and enforceable.
(b)Schedule 3.13(b) contains a list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all Intellectual Property registered with, and/or applied for with, a Governmental Entity or other administrative, public or quasi-public authority and owned by any Acquired Company (collectively, “Registered Intellectual Property”). Except as otherwise set forth on Schedule 3.13(a), none of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, excluding, for the avoidance of doubt, ordinary course office actions and like matters issued by the U.S. Patent and Trademark Office or any other similar Governmental Entity any where in the world. All required registration, maintenance and renewal fees for each item of Registered Intellectual Property have been made, and except as would not reasonably be expected to have an effect on the validity or enforceability of any item of Registered Intellectual Property, all required documents, recordations and certifications in connection with such Registered Intellectual Property have been filed with the relevant Governmental Entity or other administrative authority for the purposes of prosecuting, maintaining or perfecting such Registered Intellectual Property.
(c)Schedule 3.13(c) contains a list as of the date hereof of all Contracts pursuant to which Intellectual Property is (i) licensed to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements), or (ii) licensed by any Acquired Company to any third party (excluding non-exclusive licenses granted to (1) customers of an Acquired Company’s products or services in the ordinary course of business or (2) contractors, consultants, or service providers of an Acquired Company solely for purposes of the performance of services for or on behalf of an Acquired Company).
(d)Except as set forth on Schedule 3.13(d)(i), (i) none of the Acquired Companies are infringing, misappropriating or otherwise violating, or have infringed, misappropriated or otherwise violated in the six (6) year period immediately preceding the date of this Agreement, the Intellectual Property of any other Person, and (ii) none of the products or services of the Acquired Companies infringe, misappropriate or otherwise violate, and in the six (6) year period immediately preceding the date of this Agreement have not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person. Except as set forth on Schedule 3.13(d)(iii), no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated in the two (2) year period immediately preceding the date of this Agreement, the Intellectual Property owned by any Acquired Company.

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(e)All current and former employees of the Acquired Companies who are or have been involved in the creation or development of material Company Intellectual Property have executed and delivered to the Acquired Companies an agreement regarding the protection of proprietary information and providing for the assignment to the Acquired Companies of all Intellectual Property made in the course of services performed by such employee for the Acquired Companies by such persons, the current form(s) of which has been delivered or made available to Buyer or its counsel. All current and former individual consultants to the Acquired Companies who are or have been involved in the creation or development of Company Intellectual Property material to the business of the Acquired Companies have executed and delivered to the Acquired Companies an agreement with terms regarding the protection of proprietary information and providing for the assignment to the Acquired Companies of all Intellectual Property made by such consultant in the course of services performed for the Acquired Companies by such persons that are substantially consistent with, and different in no material respect from, such terms in the form(s) delivered or made available to Buyer or its counsel. To Seller’s Knowledge, no current or former employee or consultant of the Acquired Companies is in material violation of any term of any such proprietary information and assignment agreement or consulting agreement between such person and the Acquired Companies. Each Acquired Companies has taken commercially reasonable measures to protect the confidentiality of confidential information and trade secrets of the Acquired Companies or of any third party that has provided any confidential information or trade secrets to the Acquired Companies.
(f)No Acquired Company has licensed, disclosed or delivered, agreed to license, disclose or deliver, or permitted the disclosure or delivery to any escrow agent or other Person, of any source code that constitutes Company Owned Technology, except for disclosures to employees, contractors or consultants under written agreements that contain reasonable prohibitions on the use or disclosure except in the performance of services for the relevant Acquired Company.
(g)No Acquired Company has used Open Source Software in any manner that would, with respect to any software that constitutes Company Owned Technology, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any material restriction on the consideration to be charged for the distribution thereof. No Acquired Company is in breach of any material terms or conditions of any Open Source Software License.
(h)No government funding, facilities or resources of a university, college, other educational institution was used in the development of the Company Intellectual Property.

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(i)No Acquired Company is, nor has ever been, a member of or a contributor to any industry standards organization, body, working group, patent pool, trade association or similar organization. Neither any Acquired Company nor any Company Intellectual Property are subject to any binding licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, patent pool, trade association or similar organization.
(j)The Company IT Systems include all of the IT Systems used by the Acquired Companies and are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Acquired Companies’ businesses as currently operated in all material respects. All Company IT Systems are owned, controlled and operated by the Acquired Companies, except for equipment, hardware, or software validly leased or licensed to any of the Acquired Companies. The Acquired Companies have taken reasonable measures designed to (i) preserve and maintain the performance, security and integrity of the Company IT Systems (and all software, information or data stored thereon) and protect the Company IT Systems (and all software, information or data stored thereon) from unauthorized access and/or use and (ii) maintain reasonable documentation regarding all Company IT Systems owned, controlled, used, and/or operated by the Acquired Companies, it being understood that it would not be reasonable to maintain documentation with respect to generally commercially available IT Systems that are leased or licensed to any of the Acquired Companies. During the three-year period prior to the Agreement Date: (A) there has been no material failure of any Company IT Systems owned, controlled and operated by the Acquired Companies, and (B) to Seller’s Knowledge there has been no unauthorized access to, intrusions of, breaches of the security of, or use of, the Company IT Systems owned, controlled, used and/or operated by the Acquired Companies. To Seller’s Knowledge, the Company IT Systems and any software included in Company Owned Technology do not contain any malware or any virus, worm, trap door, back door, trojan horse, time bomb, drop dead device or other software that would erase data or programming, compromise security or otherwise cause any of the Company IT Systems or software included in the Company Owned Technology to become inoperable, inaccessible or incapable of being used.
3.14Insurance. Schedule 3.14 sets forth a list, as of the date hereof, of each insurance policy currently in effect to which any Acquired Company is a party or a named insured, excluding any insurance associated with any Benefit Plan. With respect to each such insurance policy, except as set forth on Schedule 3.14, as of the date hereof: (a) all premiums with respect thereto covering all current periods have been paid to the extent due; (b) no written or, to Seller’s Knowledge, oral notice of cancellation or premium increase has been received with respect to such policy as of the date hereof; (c) the Acquired Companies are in compliance in all material respects with the terms of such policy. There are no material claims of any Acquired Company that are currently pending with any insurance carrier. For the last three (3) years, no Acquired Company has (a) had a claim rejected or payment with respect thereto denied by its insurance provider for such claim, (b) had a claim in which there is an outstanding reservation of rights (other than standard reservation of rights letters) or (c) had the policy limit under any insurance policy exhausted or materially reduced.
3.15Real Property.

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(a)No Acquired Company currently owns, or has ever owned, or has any obligation to purchase any real property.
(b)Schedule 3.15 contains a list of each parcel of real property leased under the Real Property Leases (the “Leased Real Property”), including, with respect to each Leased real Property, the street address of such Leased Real Property and the current use of such Leased Real Property by the applicable Acquired Company.
(c)The Leased Real Property constitutes all of the real property occupied or operated by any Acquired Company in connection with its business. To Seller’s Knowledge, no portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 3.15, there are no Contracts to which any Acquired Company is a party granting to any third party the right of use or occupancy of any portion of the parcels of the Leased Real Property.
3.16Employees.
(a) Seller has provided to Buyer a true and correct list of all Employees as of the date hereof, including for each Employee, as applicable: job title, date of hire, work location (including city and state), employing entity, exempt/non-exempt status, base salary or hourly rate, annual target cash incentive compensation opportunities, and whether working on a visa or pursuant to other work authorizations.
(b)Except as set forth on Schedule 3.16(b), as of the date hereof and in the past three (3) years, none of the Acquired Companies has had (i) any labor strike, slowdown or stoppage pending or, to Seller’s Knowledge, threatened against such Acquired Company, (ii) any collective bargaining negotiations or material written or, to Seller’s Knowledge, oral grievances relating to any current or former Employees, or (iii) to Seller’s Knowledge, any organizing activity, representation petition, or other request for recognition by a labor union or other employee representative.
(c)During the past three (3) years, (i) there have been no written or, to Seller’s Knowledge, oral allegations of sexual harassment, sexual abuse, or other sexual misconduct against any officer, director, or supervisor of any Acquired Company, (ii) there have been no Suits pending or, to Seller’s Knowledge, threatened in writing or, to Seller’s Knowledge, orally related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director, or managerial employee of any Acquired Company, and (iii) none of the Acquired Companies have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer, director or managerial employee of any Acquired Company.
(d)Each of the Acquired Companies is, and has been in the past three (3) years, in compliance with the Worker Adjustment Retraining and Notification Act, and any similar state or local Law (collectively, “WARN”), and has no liabilities or other obligations thereunder. None of the Acquired Companies has taken any action during the 90-day period prior to the date hereof that would reasonably be expected to cause any Acquired Company to have any liability or other obligation following the Closing Date under WARN.

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(e)Except as set forth on Schedule 3.16(e), to Seller’s Knowledge, no current or former Employee of any Acquired Company is in material breach of any employment agreement, nondisclosure agreement, or other nondisclosure obligation, non-competition agreement, or other restrictive covenant or related obligation: (i) to any Acquired Company, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Acquired Company, or (B) to the knowledge or use of trade secrets or other proprietary information.
3.17Benefit Matters.
(a)Schedule 3.17(a) attached hereto contains a list as of the date hereof of all material Benefit Plans.
(b)None of the Acquired Companies currently has, and at no time in the past six (6) years has had, an obligation to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code), “ multiple employer plan” (within the meaning of Section 413 of the Code or Section 210(a) of ERISA, “ multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), “defined benefit plan” as defined in Section 3(35) of ERISA, or pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code. No Acquired Company has incurred any liability (including without limitation any liability through any member of the Controlled Group) under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and nothing has occurred that would result in any such liability.
(c)With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received a determination letter or opinion letter from the Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified, and, to Seller’s Knowledge, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(d)Except as set forth on Schedule 3.17(d), each Benefit Plan has been administered and maintained, in all material respects, with its terms and all applicable Laws, including ERISA and the Code, as applicable. There is no pending or threatened assessment, complaint, proceeding, or investigation or any kind in any court or government agency with respect to any Benefit Plan (other than routine claims for benefits), nor, to Seller’s Knowledge is there any basis for one.
(e)Except as set forth on Schedule 3.17(e), an Acquired Company has in all material respects made or properly accrued all insurance premiums required to be paid with respect to, benefits, expenses, or other amounts due and payable under, and payments, transfers and contributions required to be made to all Benefit Plans on a timely basis as required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and any applicable Law.
(f)Except as set forth on Schedule 3.17(f), there have been no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan, except as have not and would not result in material liability to any Acquired Company, and none of the Acquired Companies has material Tax liability under Section 4975 of the Code. Except as required by applicable Law, and except as would not be material, no Benefit Plan, nor any trust which serves as a funding medium for any such Benefit Plan is, to Seller’s Knowledge, currently under examination by the IRS, the United

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States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.
(g)Seller has made available to Buyer correct and complete copies of the following documents: to the extent applicable, all plan documents, amendments and trust agreements relating to each Benefit Plan, including any insurance contracts under which benefits are provided and other documents relating to the funding or payment of benefits under any Benefit Plan, as currently in effect; to the extent applicable, the most recent Internal Revenue Service notification, opinion or determination letter relating to any Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code, to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the most recent plan year for which such form is currently required; and the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, for each Benefit Plan.
(h)Except as set forth on Schedule 3.17(h), no Benefit Plan provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar applicable Law. No Benefit Plan provides benefits to any individual who is not a current or former employee of any Acquired Company, or the dependents or other beneficiaries of any such current or former employee.
(i)The execution and performance of this Agreement will not constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Acquired Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or accelerate the time of payment or vesting, or increase the amount of compensation due to any current of former officer, employee, director or consultant (or dependents of such Persons) of any Acquired Company; however, none of this paragraph shall apply to (i) any payment or benefit provided by Buyer or Affiliate of Buyer (other than the Acquired Companies), or (ii) any payment or benefit provided by any Acquired Company at Buyer’s direction or pursuant to an agreement entered into by a Acquired Company at the Buyer’s direction (clauses (i) and (ii) are collectively defined as “Buyer Arrangements”).
(j)No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any Acquired Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation agreement or Benefit Plan would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code); however, this paragraph shall not apply to any Buyer Arrangements.

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(k)Each Benefit Plan and any other payment or arrangement for which any Acquired Company has liability that is subject to Section 409A of the Code is in all material respects in documentary compliance with and has been operated in compliance with Section 409A of the Code, and no individual has a right to any gross up or indemnification from any Acquired Company with respect to any such Benefit Plan, payment or arrangement subject to Section 409A of the Code.
3.18Environmental Matters. Except as set forth on Schedule 3.18, (i) no Acquired Company has received in the three (3) years preceding the date hereof any written notice with respect to its business or Leased Real Property from any Governmental Entity or other third party alleging that such Acquired Company is not in compliance in all material respects with any Environmental Law which remains unresolved, (ii) no Acquired Company has caused, or contracted with any party for, the generation, use, treatment, storage or disposal of any Hazardous Materials on or at the Leased Real Property, except in the ordinary course of business and in compliance in all material respects with all applicable Environmental Laws, (iii) to Seller’s Knowledge, except in compliance with Environmental Laws, no Acquired Company has transported or arranged for transport of any Hazardous Substances for disposal at any off-site property, (iv) to Seller’s Knowledge, during the three (3) years preceding the date hereof, there has been no “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., at, on, under, or from the Leased Real Property in excess of a reportable quantity in violation of any Environmental Law or that could reasonably be expected to result in a violation of any Environmental Law, any environmental liabilities, or a liability or obligation to perform material remediation, removal, response, restoration, abatement, investigation, or monitoring pursuant to Environmental Law, and (v) the Seller has made available to Buyer complete and accurate copies of all material, non-privileged documents in their possession identifying recognized environmental conditions or non-compliance with or liability or obligations under Environmental Laws including environmental assessment and audit reports and studies.
3.19Taxes.
(a)All material Tax Returns required to be filed by each Acquired Company have been filed with the appropriate taxing authorities, and all such Tax Returns are true, complete and correct in all material respects. Each Acquired Company has paid all material Taxes shown as due and payable by it (regardless of whether reflected on such Tax Returns).
(b)Each Acquired Company has withheld and paid over all material Taxes required to have been withheld and paid over by such Acquired Company in connection with amounts paid or owing to any employee, independent contractor, or other third party to the extent due and payable.
(c)No notice of deficiency, proposed deficiency or assessment with respect to Taxes has been asserted in writing against any of the Acquired Companies regarding any Liability for Taxes in respect of which has not been resolved. There are no in progress, pending or, to the knowledge of the Company, threatened audits or examinations by a Governmental Entity with respect to Taxes of any of the Acquired Companies.

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(d)There are no Liens (other than Permitted Liens) for Taxes on the assets of any of the Acquired Companies.
(e)None of the Acquired Companies has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(f)None of the Acquired Companies (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than any customary agreement or obligation entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent, or (iii) has any liability for Taxes of any Person (other than an Acquired Company) under U.S. Treasury Regulations Section 1.1502-6 (or similar or comparable provision of applicable state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to commercial contracts entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).
(g)No written claim has been made by a Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns or pay Taxes that such entity is or may be subject to taxation or to a requirement to file Tax Returns or pay Taxes in that jurisdiction that remains unresolved.
(h)None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (i) an adjustment made by an Acquired Company before the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (ii) any installment sale or open transaction made by an Acquired Company on or prior to the Closing, or (iii) the discharge of any Indebtedness of an Acquired Company on or prior to the Closing.
(i)In the last three (3) years, none of the Acquired Companies has distributed the stock of, or has not had its stock distributed by, another Person in a transaction that was purported or intended to be governed in whole or in part by a tax-free distribution under Section 355 of the Code or a tax-free exchange pursuant to a corporate reorganization under Section 361 of the Code.
(j)None of the Acquired Companies is a party to any joint venture, partnership or other contract that is treated as a partnership for income Tax purposes (other than a joint venture or partnership with any of the Acquired Companies).
(k)None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes (other than as the result of a routine extension of the due date of a Tax Return), which waiver or extension is still in effect.

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(l)Schedule 3.19(l) sets forth the entity classification of each of the Acquired Companies for U.S. federal income Tax purposes. None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(m)Notwithstanding anything contained in this Agreement to the contrary, Seller makes no representations or warranties with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carry forward, basis amount, or other Tax attributes of the Acquired Companies after the Closing Date.
3.20Brokers. Except for Cowen Inc., no investment banker, broker, finder or similar intermediary has been retained by or is authorized to act on behalf of Seller or any Acquired Company who is entitled to any fee, commission or other similar charges from any Acquired Company in connection with the transactions contemplated by this Agreement or the Ancillary Documents.
3.21Affiliate Transactions. Except as set forth on Schedule 3.21, (a) no Seller Party or Related Person or, to Seller’s Knowledge, any employee of any Acquired Company is party to any Contract with any Acquired Company (other than any Contract entered into in the ordinary course of business in connection with such Related Person’s or employee’s capacity as a director, manager, officer or employee of any Acquired Company); (b) no Seller Party, Related Person or, to Seller’s Knowledge, employee of any Acquired Company is currently engaged in or has engaged in the twelve (12) months preceding the date hereof in any transaction with any Acquired Company (other than ordinary course transactions in connection with a Seller Related Party’s capacity as a director, manager, officer or employee of any Acquired Company); and (c) no Seller Party, Related Person or, to Seller’s Knowledge, employee of any Acquired Company has any material interest in any asset owned or leased by any Acquired Company or used in connection with its business or provides any material service, property, assets or loan to any Acquired Company.
3.22Customers; Suppliers.
(a)Schedule 3.22(a) sets forth a true, correct and complete list of the Large Customers.
(b)Schedule 3.22(b) sets forth a true, correct and complete list of the Large Suppliers.
(c)To Seller’s Knowledge, (i) the transactions contemplated by this Agreement and the Ancillary Documents will not adversely affect the relationship of the Acquired Companies with any Large Customer or Large Supplier, and (ii) no Large Supplier has notified any Acquired Company that it expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any product of any Acquired Company, other than in the ordinary course of business consistent with past practice.
3.23Privacy and Information Security

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(a)Other than as would not reasonably be likely to be material to the Acquired Companies, the Acquired Companies are, and at all times in the past three (3) years have been in compliance with the following, as applicable: (i) all public-facing privacy policies, privacy notices and privacy statements published on its websites, products and services (collectively, the “Privacy Policies”); and (ii) any published statements of the Acquired Companies or authorized representatives of the Acquired Companies regarding the Acquired Companies’ privacy, data protection, or information security practices with regard to the Acquired Companies’ collection, storage, use, transfer, disclosure, or other processing of Personal Data.
(b)In the past three (3) years, there have been no unauthorized intrusions or breaches of the security of any Acquired Company’s information technology systems it uses to use, store, or maintain Personal Data, except as would not reasonably be expected to be material to the Acquired Companies.
(c)Each Acquired Company has at all times in the past three (3) years complied with all Laws designed to protect Personal Data in its possession or control against unauthorized access, use, acquisition, and disclosure, except as would not reasonably be expected to be material to the Acquired Companies. In the past three (3) years, there has been no unauthorized access to or other unauthorized use, acquisition, or disclosure of Personal Data in the possession or control of any Acquired Company, except in each case as would not reasonably be expected to be material to the Acquired Companies.
3.24Warranty and Related Matters.
(a)No Acquired Company has, during the past three (3) years, incurred any material liability as a result of, and to Seller’s Knowledge there is not any material defect or other material deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to, any product designed, manufactured, sold, leased, licensed, or delivered, or any service provided by any Acquired Company, whether such liability is incurred by reason of any express or warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), any other legal requirement or otherwise. During the past three (3) years, no Governmental Entity has alleged in writing or, to Seller’s Knowledge, orally to an Acquired Company that any product designed, manufactured, sold, leased, licensed, or delivered by any Acquired Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. During the past three (3) years, no product designed, manufactured, sold, leased, licensed, or delivered by any Acquired Company has been recalled, and no Acquired Company has received any written or, to Seller’s Knowledge, oral notice of recall of any such product from any Governmental Entity.
(b)Seller has made available the standard form of product or service warranty that the Acquired Companies provide in their Contracts with customers. During the past three (3) years, no Acquired Company has given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, that contains terms that are materially different from such standard form of warranty. The Acquired Companies’ reserve for warranty claims has been prepared in accordance with, and is consistent in all respects, with GAAP.

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Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
4.1Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
4.2Authorization. The execution, delivery, and performance by Buyer of this Agreement, each Ancillary Document and the consummation of the transactions contemplated hereby and thereby (a) are within Buyer’s corporate powers and (b) have been duly authorized by all necessary corporate action on the part of Buyer.
4.3Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
4.4Governmental and Third Party Authorizations. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under (a) the HSR Act are made and any waiting periods thereunder have expired or been terminated, (b) the First ITAR filing (or any extension thereof) is made and (i) any waiting period has expired and (ii) the Company has satisfied any obligations imposed on it by the DDTC in connection with the First ITAR Filing, and (c) the regulations of CFIUS at 31 C.F.R. Part 800 of a filing regarding the transactions contemplated by the Agreement and the receipt of CFIUS Approval, no material consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Entity or any other party to a Contract to which Buyer is a party is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not, individually or in the aggregate, adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement in any material respect.
4.5Noncontravention. Except for applicable requirements under “blue sky” laws of various states and assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law applicable to Buyer, or (c) constitute (with or without due notice or lapse of time or both) a default or breach by Buyer under any material Contract to which Buyer is a party, except in each case for such violations, defaults or impositions that would not, individually or in the aggregate, reasonably be expected to be material to or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.6Brokers. No investment banker, broker, finder or similar intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee, commission or similar charges from Buyer in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

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4.7Investment Representations. Buyer is acquiring the Shares for its own account and not with a view to distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying solely on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment. Buyer has been afforded access to the Books and Records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Acquired Companies.
4.8Capacity to Close; Solvency. Buyer, directly and through its unrestricted ability to obtain funds from its Subsidiaries, has and at all times until Closing will have, immediately available funds which are in the aggregate sufficient to make payment of the Purchase Price on the Closing Date and all other payments required hereunder and to consummate the transactions contemplated hereby, in each case, without any third-party consent or approval required. Upon consummation of the transactions contemplated hereby, assuming the satisfaction of the conditions set forth in Article VIII and the accuracy of the representations contained in Article III, (a) Buyer and the Acquired Companies, on a consolidated basis, will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Buyer and each of the Acquired Companies will not be left with insufficient capital, (c) neither Buyer nor any Acquired Company will have incurred debts beyond its ability to pay such debts as they become absolute and mature and (d) the capital of Buyer and each of the Acquired Companies will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including, following the Closing, each Acquired Company).
Article V
COVENANTS AND AGREEMENTS OF SELLER
5.1Conduct of Business. Except (i) as set forth on Schedule 5.1, (ii) as required by Law, (iii) as may be commercially reasonable in response to the COVID-19 pandemic and reasonably consistent with (x) the actions taken by the Acquired Companies in response to the COVID-19 pandemic prior to the date hereof, (y) the applicable health and safety policies, procedures and protocols in effect at such date recommended by any Governmental Entity, the World Health Organization or any similar organization or (z) the then-current operations of similarly situated Persons operating in the same industries, markets or geographies in which the Acquired Companies operate, (iv) as contemplated by this Agreement, to the extent necessary to comply with Seller’s obligations hereunder, or (v) as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Closing or valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), Seller shall cause each Acquired Company to:
(a)(i) conduct its business in the ordinary course of business consistent with past practice in all material respects (except as otherwise provided in this Section 5.1), and (ii) use commercially reasonable efforts to substantially preserve intact its present business organization and goodwill and substantially preserve the current business relationships with Persons with whom such Acquired Company has material business dealings, including its customers, suppliers, contractors, licensors, employees, vendors and distributors;

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(b)not sell, lease, transfer, or assign any of its material assets, other than (i) sales of inventory, (ii) sales or other dispositions of obsolete property or equipment, or (iii) sales or other dispositions in the aggregate of less than $100,000 of property or equipment, in each case in the ordinary course of business consistent with past practice;
(c)not initiate, settle, cancel, compromise, waive, or release any Suit or other material right or claim, other than any settlement, cancellation, compromise, waiver or release without liability after the Closing to any Acquired Company;
(d)(i) not grant any covenant, license or sublicense of any rights under or with respect to any Company Intellectual Property, other than non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice; (ii) not enter into any material inbound license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice; and (iii) not sell, transfer, convey, assign, abandon or otherwise dispose of any Company Intellectual Property, or allow any material Company Intellectual Property to lapse;
(e)(i) not incur, assume, secure, provide credit support in respect of, or guaranty any Indebtedness, or (ii) not mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of its assets (in each case of (i) and (ii), other than to the extent such item will be discharged or released at the Closing without liability after the Closing to any Acquired Company);
(f)not make or authorize any material change in any of its Organizational Documents;
(g)not split, combine, reclassify, issue, sell or otherwise dispose of any of its Equity Securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities or effect any dissolution, liquidation or like change;
(h)not merge or consolidate with or into any Person or otherwise acquire any Person (whether by merger, equity acquisition, asset purchase, or otherwise);
(i)not declare, set aside or pay any non-cash dividend or distribution in any property or in respect of any Equity Interest;
(j)not (i) increase the compensation of any of its directors, officers or Employees, except in the ordinary course of business consistent with past practice, (ii) adopt, modify or terminate any Benefit Plan, in each case, except in the ordinary course of business or as may be required by the terms of any Contract or Benefit Plan in effect as of the date hereof, (iii) enter into any new employment agreement other than offer letters for at will employment in the ordinary course of business consistent with past practices that includes only terms for position, annual salary of no more than $137,500, the Acquired Company’s standard benefits offering, and vacation, or (iv) enter into any new severance, retention, post-employment compensation, change in control or similar agreement with, or grant any new incentive award to, any Person other than Transaction Bonuses that, in each case, are not greater than $50,000;

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(k)not (i) terminate the employment of any Employee with an annual salary or base pay (x) in excess of $100,000 (except for cause) or (y) equal to or under $100,000 (except for cause or in the ordinary course of business) or (ii) hire any Employee (except as permitted under Section 5.1(j)(iii));
(l)not (i) make or change any material Tax election outside of the ordinary course of business, (ii) change any material method of accounting for Tax purposes, (iii) incur any material liability for Taxes other than in the ordinary course of business or as contemplated by this Agreement, (iv) file a material amended Tax Return or a claim for refund of Taxes, (v) settle any material claim relating to Taxes or (vi) consent to any extension or waiver of the statute of limitations applicable to any Tax Return or agree to any extension of time with respect to a Tax assessment or deficiency (in each case, other than as the result of extending the due date of a Tax Return);
(m)not make or incur any material capital expenditures, other than those less than $250,000 in the aggregate in the ordinary course of business;
(n)not make any material change in accounting policies or procedures, except as required by GAAP or by applicable Law or a Governmental Entity;
(o)not terminate, materially amend or waive, in writing, any term of any Material Contract (other than upon any expiration of the term of any Material Contract) or enter into any Contract that would be a Material Contract pursuant to Sections 3.9(a)(iii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv) (other than the Mitsubishi Financing), (xvi) or (xviii) if entered into prior to the date hereof, other than purchase orders or term Contracts with customers, suppliers or sales representatives, in each case in the ordinary course of business consistent with past practice;
(p)not enter into any Contract that (i) involves or provides for a committed payment by any of the Acquired Companies of more than $500,000, individually, or $1,000,000, in the aggregate, (ii) is with a customer and has a contract value of more than $5,000,000, or (iii) is with a contract manufacturer that, as of the date hereof, is not party to any Contract with any Acquired Company, in each case, other than purchase orders or term Contracts with customers, suppliers or sales representatives, in each case in the ordinary course of business consistent with past practice; and
(q)not legally obligate itself to do any of the actions described in the foregoing clauses (b) through (p).
Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the Closing, the Acquired Companies shall be permitted to pay any Indebtedness or Transaction Expense and/or make any cash distribution, cash dividend or other transfer of cash to Seller. For the avoidance of doubt, Cash shall be determined after giving effect to any payments, distributions, dividends or other transfers (or commitments to make any of the foregoing) referred to in the preceding sentence.

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5.2COVID-19; Access to Books and Records. During the Pre-Closing Period, Seller shall cause the Acquired Companies to provide Buyer with written (including e-mail) notice, of any actions in response to the COVID-19 pandemic, the effect of which would reasonably be expected to be materially adverse to the Acquired Companies. Such notice shall be given, to the extent reasonably practical, prior to the taking of such action and in all other cases promptly following the taking of such action. During the Pre-Closing Period, Seller shall cause each of the Acquired Companies to provide Buyer and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Acquired Companies, (b) the Books and Records, and (c) the properties of the Acquired Companies, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company; provided, that (i) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Acquired Companies, (ii) the Acquired Companies shall not be obligated to provide such access or information (A) if doing so would violate any applicable Law or expose such Person to any liability for disclosure of any personal information, personally identifiable information or protected health information or (B) with respect to any information, documents or materials that are subject to an attorney-client, attorney work product or other evidentiary privilege or protection and (iii) such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media; provided, that (X) all such access shall be coordinated through Adam Knudsen, Brandon Sorenson or John Owens and (Y) in the event information is not provided to Buyer or its Representatives pursuant to the foregoing clause (ii), Seller shall use commercially reasonable efforts to provide a summary of such information that does not result in a waiver of its legal privilege, applicable Law or any personal information, personally identifiable information or protected health information, as the case may be. During the Pre-Closing Period, Seller shall timely (within thirty (30) days following the end of each month, extended to forty-five (45) days in the case of a month that is also the end of a fiscal quarter) furnish to Buyer and its Representatives with monthly and/or internal financial statements for the Acquired Companies, including providing access to management for explanations. Prior to the Closing, the information provided pursuant to this Section 5.2 will be used solely for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Documents and will be Confidential Information (as defined in the Confidentiality Agreement) subject to the terms and conditions of the Confidentiality Agreement. No information or knowledge obtained in any investigation conducted pursuant to this Section 5.2 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in the Seller Disclosure Schedules, the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and provisions of this Agreement, or the rights of any Party under or arising out of a breach of this Agreement.
5.3Exclusivity. During the Pre-Closing Period, Seller shall not take, or permit any of the Acquired Companies to take, directly or indirectly, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or enter into any agreement with any Person (other than Buyer and its Affiliates) concerning any purchase of any of the Acquired Companies’ Equity Securities or any merger, sale of substantially all assets or similar transaction involving any of the Acquired Companies. Seller shall, and shall cause the Acquired Companies to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any such alternative transaction and request that such third parties return or destroy any information provided to them with respect to such alternative transaction. Seller shall promptly notify Buyer of any bona-fide written offer or proposal by any Person (other than Buyer and its Affiliates) following the date hereof with respect to any such alternative transaction.

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5.4Seller Release. Effective as of the Closing, Seller, on behalf of itself, its controlled Affiliates and its and their successors and assigns, hereby (i) waives, releases and forever discharges any and all liabilities, rights, claims, causes of action, obligations and losses of any type that it has had, now has or might now have against any Acquired Company and each of their respective successors and assigns (each, a “Seller Releasee”), in each case, in respect of, relating to or arising in connection with Seller’s ownership and disposition of the Shares and the operations of the Acquired Companies prior to the Closing (each, a “Seller Released Claim”) and (ii) unconditionally and irrevocably agrees and covenants, not to sue or prosecute any Seller Released Claim against any Seller Releasee; provided, however, that this Section 5.4 shall not apply to (a) this Agreement, the Escrow Agreement or any other Ancillary Document, (b) any payables or receivables to the extent taken into account in the calculation of Net Working Capital as finally determined in accordance with Section 2.5, (c) any rights, claims or remedies with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement against or from any Acquired Company by reason of the fact that any such Person or any of its equity holders, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager or other agent of an Acquired Company pursuant to (i) any Organizational Document, or (ii) any directors’ and officers’, fiduciary, employment practices and/or similar insurance policies, or (d) Fraud.
5.5Resignations. Seller shall use commercially reasonable efforts to obtain the resignation of each director, manager and officer of any Acquired Company from his or her respective capacity or capacities as a director, manager or officer of the Acquired Companies, prior to, and effective as of, the Closing.
5.6Section 280G. Prior to the Closing Date, for each “disqualified individual” (as defined in Section 280G(c) of the Code) who signs the written waiver described below the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder vote requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “Stockholder Vote”), the right of such disqualified individual to receive, subject to the Buyer’s timely disclosure of the Buyer Arrangements as provided below, any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by, or benefit provided to, such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. The Company shall: (a) at least seven (7) days prior to providing: (i) the applicable disqualified individuals with any required waivers described below and (ii) the applicable stockholders with any materials necessary to comply with the Stockholder Vote, provide a draft of the applicable materials (as well as any related calculations underlying such materials) to Buyer and incorporate into such materials any reasonable comments that are timely provided by Buyer; and (b) use commercially reasonable measures to obtain any required waiver from each disqualified individual at least one day prior to conducting the Stockholder Vote. Prior to the Closing, the Company shall provide Buyer and its counsel with copies of all documents executed by the stockholders and disqualified individuals in connection with the Stockholder Vote. Not less than three (3) days after the Company has provided a draft of the applicable materials necessary to comply with the Stockholder Vote to Buyer, Buyer shall disclose to Company in writing all material terms including dollar values regarding each Buyer Arrangement. If Buyer fails to comply with the immediately preceding sentence, the Company may solicit the Stockholder Vote without including or disclosing the Buyer Arrangements, the Company’s failure to include or disclose the Buyer Arrangements shall not be a violation of this paragraph.

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5.7Foreign Entities.
(a)During the Pre-Closing Period, Seller shall use commercially reasonable efforts, with respect to each entity listed on Schedule 5.7 (each, a “Foreign Entity” and collectively, “Foreign Entities”), to either (i) dissolve such Foreign Entity, or (ii) transfer 100% of the equity of such Foreign Entity to a Person other than the Company or Dynapower Company LLC (collectively, the “Dissolution or Transfer”).
(b)If Seller has not completed the Dissolution or Transfer of all Foreign Entities prior to the Closing, then Seller shall indemnify and hold harmless the Buyer Related Parties from and against, any and all Suits, investigations, injunctions, judgments, orders, decrees, rulings, verdicts, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, diminution in value, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Losses”), incurred by any of the Buyer Related Parties following the Closing, arising from or relating to any Foreign Entity for which the Dissolution or Transfer has not been completed by Seller prior to the Closing, including, for the avoidance of doubt, any and all costs and expenses incurred by the Buyer Related Parties following the Closing to complete the Dissolution or Transfer of such Foreign Entities; provided, that (i) the Buyer Related Parties shall take commercially reasonable efforts to mitigate all Losses and (ii) no Buyer Related Party may settle or resolve any claim without the written consent of Seller (not to be unreasonably conditioned, withheld or delayed). From the Closing until six months following the Dissolution or Transfer of all Foreign Entities (if such Dissolution or Transfer was not completed prior to the Closing), Seller agrees to maintain net assets and cash in an amount sufficient to satisfy the Losses, if any, for which Seller is required to indemnify the Buyer Related Parties under this Section 5.7(b). For the avoidance of doubt, if the Dissolution or Transfer of all Foreign Entities has been completed by Seller prior to the Closing, the obligations of this Section 5.7(b) shall be null and void.
Article VI
COVENANTS AND AGREEMENTS OF BUYER
6.1Access to Books and Records. Buyer shall maintain until the sixth (6th) anniversary of the Closing Date all Books and Records to the extent relating to the business of any Acquired Company or any asset or liability of any Acquired Company prior to the Closing; provided, that nothing herein shall prohibit Buyer or any Acquired Company from disposing of any Books and Records in the ordinary course of business consistent with past practice. After the Closing, Buyer shall provide Seller and its Representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Acquired Companies and (b) the Books and Records (and Seller and its Representatives shall have the right to make copies of such Books and Records at its sole cost), but, in each case, (x) only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and (y) as is reasonably necessary (i) for Seller’s financial reporting and accounting matters, or (ii) in connection with any audit, investigation, dispute or litigation; provided, that (i) Seller and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Buyer or the Acquired Companies, and (ii) Buyer shall not be obligated to provide such access or information (A) if doing so would violate any applicable Law or expose such Person to any liability for disclosure of any personal information, personally identifiable information or protected health information or (B) with respect to any information, documents or materials that are subject to an attorney-client, attorney work product or other evidentiary privilege or protection; provided, that in the event information is not provided to Seller or its Representatives pursuant to the foregoing clause (ii), Buyer shall use commercially reasonable efforts to provide a summary of such information that does not

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violate its legal privilege, applicable Law or any personal information, personally identifiable information or protected health information, as the case may be.
6.2Indemnification; Directors and Officers Insurance.
(a)For a period of not less than six (6) years from and after the Closing Date, Buyer shall provide, or cause to be provided, indemnification, advancement of expenses and exculpation to current or former directors, managers and officers of any Acquired Company (each, a “Covered Party”) on terms that are no less favorable than those set forth in the Acquired Companies’ respective Organizational Documents as of the date hereof. Any indemnification agreements with Covered Parties in existence on, and made available to Buyer prior to, the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.
(b)On or prior to the Closing Date, Seller and the Acquired Companies shall obtain, as a Transaction Expense, a non-cancelable run-off insurance policy for directors’ and officers’ liability for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of Seller or any Acquired Company, as applicable, on or prior to the Closing Date (the “D&O Insurance”). Buyer shall cause any Acquired Company, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.
(c)In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.
6.3Investigation; No Additional Representations. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, each such Person has inspected and conducted an independent review, investigation and analysis (financial, tax, legal and otherwise) of the Acquired Companies and their respective businesses. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by Seller in Article III (as qualified or modified by the Seller Disclosure Schedules) and any certificate or other Ancillary Document delivered by Seller in connection with the transactions contemplated hereby, none of the Seller Related Parties or any other Person has made, is making or will make, or will have any liability, except in the case of Fraud, with respect to, and the Buyer Related Parties have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, with respect to (a) Seller or any Acquired Company, (b) the Shares or any other Equity Securities of the Acquired Companies, (c) the structure, businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) of the Acquired Companies, (d) the transactions contemplated hereby, (e) the accuracy or completeness of any information regarding any of the foregoing, including any confidential information memorandum, management presentation, quality of earnings report, market study or other due diligence report or memorandum, projections, budgets or any other information, document or material made available to any Buyer Related Party in “data rooms” and online “data sites,” management presentations or any in any other form, or (f)

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any other matter whatsoever. Without limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered or made available to any Buyer Related Party, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (ii) the Buyer Related Parties are aware that actual results may differ materially, (iii) no Person shall have any claim against any Seller Related Party or any other Person with respect to any such estimate, projection, forecast or forward looking statement, (iv) none of Seller Related Parties or any other Person has made, is making or will make, or will have any liability with respect to, any representations or warranties regarding the probable success or profitability of the Acquired Companies or their respective businesses.
6.4Communications Prior to Closing. During the Pre-Closing Period, the Buyer and the Buyer’s Representatives may not contact or communicate with any Representative (other than Adam Knudsen, Brandon Sorenson and John Owens) lender, customer, service provider or supplier of any Acquired Company in connection with the transactions contemplated hereby without the prior written approval of Seller, it being understood that, subject to applicable Law, Seller shall reasonably cooperate with Buyer in good faith with respect to potential joint discussions with customers, service providers or suppliers in respect of the announcement of the transactions contemplated by this Agreement and the potential implications thereof.
6.5Buyer Release. Effective as of the Closing, Buyer, on its own behalf and on behalf of the Acquired Companies and their respective successors and assigns, hereby (i) waives, releases and forever discharges any and all liabilities, rights, claims, causes of action, obligations and losses of any type that the Acquired Companies have had, now have or might now have against any Seller Related Party and each of their respective successors and assigns (each, a “Buyer Releasee” and, together with the Seller Releasees, the “Releasees”), in each case, in respect of, relating to or arising in connection with Seller’s ownership and disposition of the Shares and the operations of the Acquired Companies prior to the Closing (each, a “Buyer Released Claim”) and (ii) unconditionally and irrevocably agrees and covenants, not to sue or prosecute any Buyer Released Claim against any Buyer Releasee; provided, however, that this Section 6.5 shall not apply to (a) this Agreement, the Escrow Agreement or any other Ancillary Document, (b) any payables or receivables to the extent taken into account in the calculation of Net Working Capital as finally determined in accordance with Section 2.5, or (c) Fraud.

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Article VII
COVENANTS OF BUYER AND SELLER
7.1Public Announcements. Each of Buyer and Seller agrees that neither it nor any of its Affiliates will, without the written approval of the other Party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by the rules of any national securities exchange or stock market, in which case, to the extent permissible, the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance; provided that (a) each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and (b) nothing herein shall prohibit or prevent Pfingsten, any Sponsor Partner or any of their respective Affiliates from disclosing any information of a nature that would typically be provided by such Persons in the ordinary course of business to their investors, prospective investors, financing sources and/or prospective financing sources.
7.2Antitrust Approvals.
(a)Seller and Buyer shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) as promptly as practicable, file any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to any Acquired Company, if any (“Other Antitrust Laws”). Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Buyer shall be responsible for all filing fees payable in connection with such filings and the Parties shall be responsible for their respective counsel fees.
(b)Seller and Buyer shall use their respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. In furtherance of the foregoing, Buyer agrees to promptly take, and to use commercially reasonable efforts to cause its Affiliates to take, any and all steps reasonably necessary to obtain any clearance required under the HSR Act and any Other Antitrust Laws as to enable the Parties to expeditiously close the transactions contemplated by this Agreement; provided, however, that notwithstanding any other provision in this Agreement, Buyer shall have no obligation to accept any remedy measures proposed or imposed by any Governmental Entity as a condition to consummation of the transactions contemplated by this Agreement, in each case that would (i) reasonably be expected to, individually or in the aggregate, have a material adverse impact on the business of the Buyer, its Affiliates and the Acquired Companies, taken as a whole, from and after the Closing (including a hold separate requirement) or (ii) require divestitures of any business, legal entity or assets of the Buyer, its Affiliates or the Acquired Companies. Buyer and its Affiliates shall be obligated to promptly contest, administratively or in court, any ruling, order

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or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.
(c)Each of the Parties agrees to instruct their respective counsel to cooperate with the other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to promptly inform the other Party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No Party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the Parties, shall be limited to outside antitrust counsel only with respect to any HSR Act and/or Other Antitrust Law filings).
7.3CFIUS Approval.
(a)Seller and Buyer shall, as promptly as commercially practicable and in any case no later than ten (10) Business Days following the date of this Agreement, prepare and file a draft voluntary notice to CFIUS in accordance with 31 C.F.R. Part 800 Subpart E of the CFIUS regulations (the “Draft Voluntary Notice”) and, promptly after receipt of comments from CFIUS on the Draft Voluntary Notice (or as soon as possible after CFIUS confirms it has no comments on the Draft Voluntary Notice), prepare and submit a final joint voluntary notice to CFIUS in accordance with 31 C.F.R. Part 800 Subpart E of the CFIUS regulations (the “Final Voluntary Notice”). Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary to obtain CFIUS Approval. Buyer shall be responsible for all filing fees payable in connection with such filings.
(b)Seller and Buyer shall use their respective best efforts to promptly obtain CFIUS Approval and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity with respect to the CFIUS process and shall comply promptly with any such inquiry or request. Buyer and Seller agree to promptly take, Buyer shall cause the other Buyer Related Parties to take, any and all steps which are requested by any Governmental Entity so as to obtain CFIUS Approval; provided, however, that neither Buyer nor any other Buyer Related Party shall be required to take any steps which would have a material adverse effect on the business and operations of Buyer or the Acquired Companies. For the avoidance of doubt, the term “material adverse effect” as used in this Section 7.3(b) shall encompass any mitigation measures proposed by CFIUS as a condition of receiving CFIUS Approval that would unduly burden or frustrate Buyer’s ability to manage the Acquired Companies, or that would require divestiture of any business line, legal entity, or material assets of Buyer or its Affiliates.

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(c)Each of the Parties agrees to instruct their respective counsel to cooperate with the other and use their best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the seeking of CFIUS Approval at the earliest practicable dates. Such best efforts and cooperation include counsel’s undertaking (i) to promptly inform the other Party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding the CFIUS process, and (ii) to confer with each other regarding appropriate contacts with and response to any Governmental Entity regarding the CFIUS process. No Party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other Party prior written notice of the meeting, if possible, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate.
7.4DDTC Filing. Seller and Buyer shall, no later than three (3) Business Days following the date of this Agreement, prepare and file a written notification to the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”) under 22 C.F.R. 122.4(b) of the International Traffic in Arms Regulations (“ITAR”) (the “First ITAR Filing”). The Acquired Companies and Buyer shall, no later than five (5) Business Days following the Closing, prepare and file a written notification to DDTC under 22 C.F.R. 122.4(a) of ITAR (the “Second ITAR Filing”). Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary to make the First ITAR Filing and the Second ITAR Filing. Each of the Parties agrees to instruct their respective counsel to cooperate with the other and use best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the First ITAR Filing or the Second ITAR Filing at the earliest practicable dates. Such best efforts and cooperation include, prior to Closing, counsel’s undertaking (i) to promptly inform the other Party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. Prior to Closing, no Party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other Party prior written notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate..
7.5Efforts to Close. Subject to the terms of this Agreement, each of Buyer and Seller shall use their respective commercially reasonable efforts to promptly cause the conditions to Closing to be satisfied and for the Closing to promptly occur. The “commercially reasonable efforts” of Seller shall not require any Seller Related Party to provide financing to Buyer for the consummation of the transactions contemplated hereby.

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7.6Tax Matters.
(a)Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the entire number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Tax period of the Acquired Companies terminated at the end of the Closing Date.
(b)Tax Refunds. Any refunds of Taxes of any Acquired Company for a Pre-Closing Tax Period that are received (or, in the case of any Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) after the Closing Date, and any amounts credited against any Tax in lieu thereof to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) become entitled, in each case, except to the extent taken into account to reduce the Income Tax Liability Accrual or as a Current Liability in Net Working Capital, each as finally determined pursuant to Section 2.5, or attributable to the carryback of any attribute generated in a Post-Closing Tax Period, shall be for the account of Seller, and Buyer shall pay over to Seller, as additional consideration for the Shares, the amount of such Tax refund or the amount of any such Tax credit, reduced by any reasonable third-party costs or expenses (including Income Tax) incurred by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) in connection with the receipt or application thereof, within twenty (20) days after receipt or application thereof. Buyer shall claim any overpayment of Taxes on the Acquired Companies’ Income Tax Returns for Pre-Closing Tax Periods to the maximum extent permitted by Law and at Seller’s reasonable written request until thirty (30) days following the last due date (taking into account any applicable extensions) of any such Tax Return, Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax Refunds from any Pre-Closing Tax Period. In the event that any such refund or credit is later disallowed by a Governmental Authority, Seller shall reimburse Buyer for the amount paid to Seller with respect to such refund or credit pursuant to this Section 7.6(b) within twenty (20) days after written notice to Seller of such disallowance.
(c)Transaction Tax Deductions. Without duplication of any amount payable to Seller pursuant to Section 7.6(b),Seller shall be entitled, as additional consideration for the Shares, to the amount equal to the reduction in the cash Income Taxes payable by the Buyer and any of its Affiliates (including following the Closing, the Acquired Companies) in the Taxable period ending or before December 31, 2022 resulting from the Transaction Tax Deductions (including for the avoidance of doubt, as the result of, any net operating losses resulting from the Transaction Tax Deductions) that are available to offset income of Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies) for any Post-Closing Tax Period as and when such Transaction Tax Deductions are first used to offset income. The amount of any such reduction in cash Income Taxes payable for such Post-Closing Taxable Period shall equal the excess, if any, of (i) the Tax liability of the Buyer and its Affiliates for such Post-Closing Tax Period computed without taking into account the Transaction Tax Deductions and (ii) the Tax liability of the Buyer and its Affiliates for such Post-Closing Tax Period computed by taking into

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account the Transaction Tax Deductions. Promptly upon (and no later than ten (10) days after) the filing of any such Tax Return on which any Transaction Tax Deductions are taken into account to offset income of Buyer or any of its Affiliates, Buyer shall pay over to Seller, as additional purchase price for the Shares, an amount equal to the reduction in the Tax liability of the Buyer and any of its Affiliates (including, following the Closing, the Acquired Companies) reflected on such Tax Return attributable to such Transaction Tax Deductions.
(d)Agreed Income Tax Treatment. Buyer shall be a “C-corporation”, or an entity treated as disregarded from a “C corporation”, for U.S. federal income tax purposes. Buyer shall cause the Company and each other Acquired Company eligible to do so to (i) join Buyer’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date, (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Acquired Company and (iii) reflect all Transaction Tax Deductions in the Pre-Closing Tax Periods of the Acquired Companies (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code).
(e)Transfer Taxes. Buyer shall pay 100% of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement. Buyer and Seller shall reasonably cooperate to prepare and timely file any Tax Returns with respect to such Transfer Taxes.
(f)Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed, to, (i)  except for Tax Returns filed pursuant to Section 7.6(b), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period that was originally due on or before the Closing Date (taking into account any applicable extensions), (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company for any Pre-Closing Tax Period that were originally due on or before the Closing Date (taking into account any applicable extensions), (iii) make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement, (iv) make any Tax election with respect to any Acquired Company that is retroactively effective on or before the Closing Date, (v) except for net operating losses from Pre-Closing Tax Periods, carryback any net operating losses of any Acquired Company to a Tax period (or portion thereof) ending on or before the Closing Date, or (vi) take any action on the Closing Date (other than as contemplated by this Agreement) that would create a Tax liability of Seller on the Closing Date, in each case, to the extent such action could reasonably be expected to result in a reduction in the Purchase Price or could reasonably be expected to be adverse to Seller or any of its direct or indirect owners. For purposes of computing (x) Indebtedness, (y) the amount of any Tax refund or credit pursuant to Section 7.6(b), or (z) the amount of any payment pursuant to Section 7.6(c), any item of income or gain recognized on the Closing Date resulting from any transaction that is outside the ordinary course of business that is effected by the Buyer on the Closing Date following the Closing shall be ignored.

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(g)During the Pre-Closing Period, Seller shall use commercially reasonable efforts to cause the Acquired Companies to secure (with no further obligations with respect to this Section 7.6(g) after the Closing) duly executed certificates of exemption or any other customary documentation from its material customers in the states set forth on Schedule 7.6(g), which have not previously provided such certificates or other documentation that establishes that no material sales Taxes are due from the Acquired Companies in such jurisdictions for the Pre-Closing Tax Period for sales made by the Acquired Companies to such customers on or after January 1, 2018.
Article VIII
CONDITIONS TO CLOSING; TERMINATION
8.1Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:
(a)Each of (i) the representations and warranties of Seller set forth in Article III (other than the representations and warranties of Seller set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.6, 3.20 and 3.21 (collectively, the “Seller Fundamental Representations”)) shall be true and correct (without giving effect to any “material”, “materiality”, or “Material Adverse Effect” qualification contained in such representations and warranties) at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).
(b)Seller shall have performed in all material respects or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.
(c)All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated.
(d)CFIUS Approval shall have been obtained.
(e)At least 60 days shall have passed since the First ITAR Filing was made.

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(f)No Order or applicable Law restraining, enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.
(g)No change, event or development that has had, and would not reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Agreement.
8.2Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following conditions:
(a)Each of (i) the representations and warranties of Buyer set forth in Article IV (other than the representations and warranties of Buyer set forth in Sections 4.1, 4.2, and 4.6 (collectively, the “Buyer Fundamental Representations”)) shall be true and correct at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), in each case, except where the failure of any such representation or warranty to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and (ii) the Buyer Fundamental Representations shall be true and correct in all but de minimis respects at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date).
(b)Buyer shall have performed in all material respects or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)All applicable waiting periods under the HSR Act and Other Antitrust Laws shall have expired or been terminated.
(d)No Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby shall be in effect.
8.3Frustration of Closing Conditions. Neither Seller nor Buyer may rely on or assert the failure of any condition set forth in this Article VIII if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.
8.4Waiver of Conditions. All conditions set forth in this Article VIII will be deemed to have been satisfied or waived from and after the Closing.
8.5Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(a)by the mutual written agreement of Seller and Buyer;
(b)by either Seller or Buyer upon written notice to the other Party if there shall have been a CFIUS Turndown;

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(c)by either Seller or Buyer, if (i) an Order restraining, enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby is in effect and such Order has become final and non-appealable and (ii) the terminating Party has not materially breached any provision of this Agreement;
(d)by Buyer, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Sections 8.1(a) or 8.1(b) to be satisfied and (B) is incapable of being cured by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by Seller of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.5(d) and (y) the Outside Date and (ii) Buyer has not materially breached any provision of this Agreement;
(e)by Seller, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which (A) would give rise to the failure of a condition specified in Sections 8.2(a) or 8.2(b) to be satisfied and (B) is incapable of being cured by the Outside Date or, if capable of being cured, shall not have been cured prior to the earlier of (x) thirty (30) days after receipt by Buyer of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 8.5(e) and (y) the Outside Date and (ii) Seller has not materially breached any provision of this Agreement; or
(f)by Buyer or Seller if (i) the Closing shall not have occurred on or before August 20, 2022 (the “Outside Date”; provided, however, that if the non-terminating Party is in material compliance with its covenants set forth in Section 7.2 and either or both of (A) the conditions set forth in Sections 8.1(c) or 8.2(c) (as applicable) have not been satisfied or (B) any other condition set forth in Sections 8.1 or 8.2 (as applicable) has not been satisfied as a result of the effectiveness of a temporary restraining order, preliminary or permanent injunction or other Order or Law preventing the consummation of the transactions contemplated by this Agreement arising with respect to CFIUS Approval, the First ITAR Filing, the Second ITAR Filing or the HSR Act or any Other Antitrust Laws, then the Outside Date shall be extended to October 19, 2022), and (ii) the terminating Party has not materially breached any provision of this Agreement; or
(g)by Seller, if (i) all of the conditions to Closing set forth in Section 8.1 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing (and which are capable of being satisfied if the Closing were to occur at such time) or have been waived), (ii) Seller has irrecoverably confirmed to Buyer in writing that (A) all conditions in Section 8.1 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing (and which are capable of being satisfied if the Closing were to occur at such time) or have been waived), (B) Seller is ready, willing and able to effect the Closing at such time, and (C) Seller would take such actions to cause the Closing to occur, and (iii) Buyer fails to consummate the Closing on or before the second (2nd) Business Day following the date of delivery of the written notification by Seller contemplated in clause (ii).

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8.6Effect of Termination. The valid termination of this Agreement in accordance with Section 8.5 shall terminate all rights and obligations of the Parties hereunder and none of the Parties shall have any liability to any other Party hereunder, except that (a), Section 7.1, this Section 8.6 and Article IX and, in each case, the definition of any defined terms used therein, shall survive any such termination and (b) nothing in this Agreement shall relieve any party from liability for Fraud or any willful breach of any covenant or agreement in this Agreement prior to such termination. A failure by Buyer to consummate the transactions contemplated by this Agreement, if all conditions to Closing in Section 8.1 have been satisfied, will be deemed to be a willful breach by Buyer. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.
Article IX
MISCELLANEOUS
9.1No Survival of Representations, Warranties and Pre-Closing Covenants; No Liability. Notwithstanding anything to the contrary in this Agreement, any Ancillary Document or in any certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that (a) none of the (i) representations and warranties or (ii) covenants or agreements to the extent that they require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case, contained in this Agreement, any Ancillary Document or in any certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, shall survive the Closing, (b) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the Closing conditions set forth in Article VIII and (c) from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever against any Buyer Related Party or Seller Related Party, as applicable, whether at law or in equity, in contract, tort or otherwise, with respect to this Agreement, any Ancillary Document or any certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse and entitlements are hereby expressly waived and released to the fullest extent permitted by Law, except for (i) the right to specifically enforce, or to recover any damages (other than punitive and exemplary damages, which are hereby expressly waived and released) with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing, and (ii) the right to assert a common law claim for Fraud against any Party to the extent such Party committed Fraud. For the sake of clarity, the covenants and agreements contained in Sections 5.4, 6.2, 6.3 and 6.5 and this Article IX shall not be deemed to be “Pre-Closing Covenants” for purposes of this Section 9.1 and shall survive the Closing.
9.2Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. Central time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

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If to Buyer, to:
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, Massachusetts 02703
Attn: Chief Legal Officer
Email: chieflegalofficer@sensata.com

With a required copy (which shall not constitute notice) to:
Jones Day
250 Vesey Street
New York, NY
Attn: Randi Lesnick and Evan Kanter
Email: rclesnick@jonesday.com
ekanter@jonesday.com

If to Seller, to:
Dynapower Holdings, LLC
c/o Pfingsten Partners, L.L.C.
151 North Franklin Street, Suite 2150
Chicago, Illinois 60606
Attention: John Underwood and Ryan Lavelle
Email: junderwood@pfingsten.com
    rlavelle@pfingsten.com

With a required copy (which shall not constitute notice) to:
Paul Hastings LLP
71 South Wacker Drive, 45th Floor
Chicago, Illinois 60606
Attn:    Brian F. Richards
Email:    brianrichards@paulhastings.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).
9.3Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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9.4Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
9.5Successors and Assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that (a) Buyer may assign its rights under this Agreement to any Subsidiary of Buyer, but no such assignment will relieve Buyer of any of its obligations hereunder and (b) in any event in which written consent to an assignment is granted hereunder, no such assignment will relieve the assignor of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
9.6Governing Law. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
9.7Exclusive Jurisdiction; Service of Process; MUTUAL WAIVER OF JURY TRIAL. Any Suit arising out of or relating to this Agreement, any Ancillary Document or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such Suit, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such Suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 9.7 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 9.7. A final judgment in any such Suit may be enforced in other jurisdictions by Suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY

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DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER SUIT OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
9.8Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents executed and delivered concurrently with the execution and delivery of this Agreement or executed and delivered at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.
9.9No Third Party Beneficiaries. Other than Sections 5.4, 6.2, 6.3 and 6.5 and this Article IX (other than Sections 9.2, 9.3 and 9.4) and the definitions of the terms used in any of the foregoing, which are intended to benefit and may also be enforced directly by the Covered Parties, the Releasees, the Seller Related Parties, the Buyer Related Parties, Paul Hastings and the Nonparty Affiliates, as applicable, no provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.
9.10Entire Agreement. This Agreement, the Ancillary Documents and any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. All Schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, the Ancillary Documents and any Schedules hereto, whether written or oral, are superseded by this Agreement, the Ancillary Documents and the Schedules hereto, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
9.11Seller Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule will be deemed to be disclosed and incorporated into any other Seller Disclosure Schedule to the extent that the information is disclosed with such specificity that its applicability to such other Seller Disclosure Schedule is reasonably apparent on the face of the disclosure without review of any additional materials. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any

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agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in the Seller Disclosure Schedules are qualified in their entirety by such Contracts or other documents themselves. The matters reflected in the Seller Disclosure Schedules are solely intended to qualify the representations and warranties contained in this Agreement and nothing contained in the Seller Disclosure Schedules shall in any event expand the scope of any representation or warranty, contained in this Agreement or constitute or be deemed to constitute a representation or warranty.
9.12Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
9.13Remedies.
(a)The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law; provided, that nothing shall preclude any Party from objecting as to the substantive basis on which such equitable remedies are being sought. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

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(b)Notwithstanding anything to the contrary contained in this Agreement (including Section 9.13(a)), from and after the Closing, no Party shall have, and to the fullest extent permitted by Law each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.
9.14Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.15Interpretation. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”; (f) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); (g) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement, (h) whenever this Agreement states that any document or information has been “made available” or “provided” (or words of similar import) to Buyer that means (unless expressly stated otherwise in this Agreement) such document or information has been uploaded in the electronic data room hosted by Intralinks (under the name “Project Alpine”) prior to the execution and delivery hereof, (i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (j) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (k) the term “any” means “any and all”, (l) the term “or” shall not be exclusive and shall mean “and/or”; (m) references to “days” means calendar days unless Business Days are expressly specified, (n) references to “$” mean U.S. dollars; (o) any drafts of this Agreement, the Ancillary Documents and any Schedules or Exhibits circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, the Ancillary Documents or any Schedules or Exhibits, and each of the Parties agrees that such Party and its Affiliates shall not make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing; (p) the Parties have participated jointly in the negotiation and drafting of this Agreement, the Ancillary Documents and the Schedules and Exhibits, in the event an ambiguity or question of intent or interpretation arises, this Agreement, the Ancillary Documents and the Schedules and Exhibits shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of Agreement, the Ancillary Documents and the Schedules and Exhibits and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent; and (q) whenever the term “ordinary course of business” is used in this Agreement it shall be deemed to be followed by the words “consistent with past custom and practice” and, for the avoidance of doubt, with respect to Article III, shall include any commercially reasonable

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action taken, or omitted to be taken, in good faith that relates to, or arises out of, COVID-19 or any Pandemic Measure. Consent by email pursuant to Section 9.2 will satisfy any requirement of consent in writing pursuant to this Agreement.
9.16Legal Representation.
(a)Each Party acknowledges that (i) each of the Sponsor Partners, Seller and the Acquired Companies have retained Paul Hastings LLP (“Paul Hastings”) to act as its counsel in connection with the Transaction Matters as well as other past and ongoing matters, (ii) Paul Hastings has not acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than the Sponsor Partners, Seller and the Acquired Companies has the status of a Paul Hastings client for conflict of interest or any other purpose as a result thereof. Buyer (i) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to waive and not assert, any conflict of interest relating to Paul Hastings’s representation after the Closing of the Sponsor Partners, Seller or any of their respective Affiliates in any matter, whether involving the Transaction Matters (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) or otherwise, and (ii) consents to, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) to consent to, any such representation, even though in each case (x) the interests of the Sponsor Partners, Seller and/or their respective Affiliates may be directly adverse to Buyer or the Acquired Companies, (y) Paul Hastings may have represented any Acquired Company in a substantially related matter, and/or (z) Paul Hastings may be handling other ongoing matters for Buyer or any of the Acquired Companies.
(b)Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries (including, after Closing, the Acquired Companies) will have any right to access or control any of Paul Hastings’ records relating to or affecting any Transaction Matter, which will be the property of (and be controlled by) the Sponsor Partners and Seller. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, use any Attorney-Client Communication remaining in the records of any Acquired Company after Closing in a manner that may be adverse to the Sponsor Partners, Seller or any of their respective Affiliates.
(c)Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Acquired Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Sponsor Partners and Seller and will not pass to or be claimed by Buyer or any of its Subsidiaries (including, after Closing, the Acquired Companies) and (ii) the Sponsor Partners and Seller, together, will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Acquired Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Sponsor Partners, Seller or any of their respective Affiliates; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Sponsor Partners, Seller or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on

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behalf of each of its Subsidiaries (including, after Closing, the Acquired Companies), that in the event of a dispute between the Sponsor Partners, Seller or any of their respective Affiliates on the one hand and Buyer or any of the Acquired Companies on the other hand arising out of or relating to any matter in which Paul Hastings jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Sponsor Partners, Seller or any of their respective Affiliates any information or documents developed or shared during the course of Paul Hastings’s joint representation.
9.17No Recourse Against Nonparty Affiliates. Notwithstanding anything to the contrary contained herein and except in the case of Fraud, (a) all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, granted by statute or otherwise) of any Buyer Related Party that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated hereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Seller; (b) other than Seller, no Person, including any Nonparty Affiliate, shall have any liability or obligation (whether in contract or in tort, in law or in equity, granted by statute or otherwise) to any Buyer Related Party for any Suits, claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the transactions contemplated hereby; (c) to the maximum extent permitted by law, Buyer, on behalf of itself and all other Buyer Related Parties, hereby waives and releases all such liabilities, Suits, claims, causes of action, and obligations against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by law, Buyer, on behalf of itself and all other Buyer Related Parties, (i) hereby waives and releases any and all rights, Suits, claims, demands, or causes of action that may otherwise be available at law or in equity, in contract, in tort, granted by statute or otherwise, to avoid or disregard the entity form of Seller or otherwise impose liability of Seller on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. For the avoidance of doubt, nothing in this Section 9.17 absolves or relieves any Person, including any Nonparty Affiliate, from any obligations or liabilities under any Contract to which such Person is a party, whether or not such Contract relates to this Agreement.

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9.18Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing Party in any such Suit shall be entitled to recover from the other Party its reasonable and documented third-party costs and expenses incurred in connection with investigating, preparing, prosecuting, determining and/or settling such Suit, including reasonable and documented third-party legal fees and expenses.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SELLER:
DYNAPOWER HOLDINGS, LLC

By: /s/ John H. Underwood
Name: John H. Underwood
Title: Vice President and Secretary
BUYER:
SENSATA TECHNOLOGIES, INC

By: /s/ Hans Lidforss
Name: Hans Lidforss
Title: Senior Vice President, Chief Strategy &
Corporate Development Officer

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